As filed with the Securities and Exchange Commission on January 9, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

PHOTOMEDEX, INC.
(Exact name of registrant as specified in its charter)

Nevada	59-2058100
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
100 Lakeside Drive, Suite 100
Horsham, Pennsylvania 19044
 (215) 619-3600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Dennis McGrath
 President, Chief Financial Officer & Treasurer
 PhotoMedex, Inc.
 100 Lakeside Drive, Suite 100
 Horsham, Pennsylvania 19044
 (215) 619-3600
 (Name and address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
PhotoMedex, Inc.	Proskauer Rose LLP
Michele Pupach, Corporate Counsel	Paul L. Rachlin, Esq..
100 Lakeside Drive Horsham, Pennsylvania 19044	Stuart Bressman, Esq. Eleven Times Square
Phone: (215) 619-3600 Fax: (215) 619-3209	New York, New York 10036 Phone: (212) 969-3000 Fax: (212) 969-2900
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities only in connection with dividend or interest reinvestment plans, check the following box:☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount To Be Registered	Proposed Maximum Offering Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Common Stock, par value $0.01 per share	645,000	1.45	935,250	109

Common Stock, par value $0.01 per share (2)	322,500	1.45	467,625	54

Total	967,500		$1,402,875	$163

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of high ($1.53) and low ($1.37) prices on January 2, 2015.

(2)	Issuable upon exercise of warrants. The warrants are exercisable only from December 12, 2015 to December 12, 2017.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 9, 2015
PHOTOMEDEX, INC.
967,500 SHARES OF COMMON STOCK

      This prospectus relates to resales of shares of common stock and shares of common stock underlying warrants previously issued by PhotoMedex, Inc. to the selling stockholders in a private placement transaction that was exempt from registration under Regulation D.
      The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders.
      The selling stockholders may resell the common stock to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions, or commissions. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares.
      Shares of our common stock are quoted on the Nasdaq Global Market under the symbol "PHMD." On January 8, 2015, the last reported sale price of our common stock was $1.66 per share. You are urged to obtain current market quotations for the common stock. Unless stated or the context otherwise requires, references in this prospectus to "PhotoMedex," "the Company," "the Registrant," "we," "us," and "our" refer to PhotoMedex, Inc. and its subsidiaries
      The prospectus may contain references to third-party service marks, trademark and trade names. These service marks, trademarks and trade names are used herein for identification purposes only and may be the property of their respective owners.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus and contained in documents we file with the Securities and Exchange Commission and incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 09, 2015.

Our principal executive offices are located at 100 Lakeside Drive, Suite 100, Horsham, PA 19044; our telephone number is (215) 619-3600, and our Internet address is www.photomedex.com. The information on our Internet website is not incorporated by reference in this prospectus. We have included our Internet website address as an inactive textual reference only.

ABOUT THIS PROSPECTUS
This prospectus provides you with a general description of the securities we may offer. You should read the prospectus together with additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."
You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not, and the selling stockholders have not, authorized anyone else, including any underwriter or agent, to provide you with information different from or additional to that contained or incorporated by reference in this prospectus. We, and the selling stockholders, may only use this prospectus to sell the securities described in this prospectus and registration statement. We are only offering these securities in states where the offer is permitted; this prospectus is not an offer to sell, nor is it seeking an offer to buy, securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any securities.
Unless stated or the context otherwise requires, references in this prospectus to "PhotoMedex," "the Company," "the Registrant," "we," "us," and "our" refer to PhotoMedex, Inc. and its subsidiaries. Unless stated or the context otherwise requires, references in this prospectus to "Radiancy" refer to Radiancy, Inc. and its subsidiaries, and references to "LCA-Vision" refer to LCA-Vision Inc. See "Where You can Find More Information: and "Incorporation of Certain Documents by Reference."

PROSPECTUS SUMMARY
     This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before making an investment decision.

THE COMPANY
PhotoMedex, Inc., a leader in the development of proprietary excimer laser, LED light systems and skin care products for dermatological applications, and Radiancy, Inc., a leading developer and manufacturer of home-use and professional aesthetic and dermatological devices, announced on December 13, 2011, that the two companies had completed a merger. Following the merger, Radiancy became a majority-owned subsidiary of PhotoMedex. LCA-Vision is a leading provider of laser vision corrections services. On May 12, 2014, LCA-Vision merged with a wholly-owned subsidiary of PhotoMedex and became a wholly-owned subsidiary of PhotoMedex.
About PhotoMedex
PhotoMedex is a Global Skin Health Solutions™ company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a results of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.
About Radiancy
Radiancy, Inc., which is PhotoMedex's majority-owned subsidiary following its merger with us on December 13, 2011, is a leader in the medical and aesthetic skin care market. The company's core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers.
Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process. By 2002, Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems. Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.
About LCA-Vision
    LCA is a provider of fixed-site laser vision corrections services at its LasikPlus® vision centers. The vision centers provide the staff, facilities, equipment and support services for performing laser vision correction that employs advanced laser technologies to help correct nearsightedness, farsightedness and astigmatism. The vision centers are supported by independent ophthalmologists and credentialed optometrists, as well as other healthcare professionals. Substantially all of LCA's revenues are derived from the delivery of laser vision correction procedures performed in the vision centers.
For additional information concerning our business, please refer to the documents incorporated by reference that are listed under the caption "Incorporation of Certain Documents by Reference."
Our principal executive offices are located at 100 Lakeside Drive, Suite 100, Horsham, PA 19044; our telephone number is (215) 619-3600, and our Internet address is www.photomedex.com. The information on our Internet website is not incorporated by reference in this prospectus. We have included our Internet website address as an inactive textual reference only.

THE OFFERING

Common Stock offered by selling stockholders	967,500 (includes 322,500 shares issuable upon exercise of warrants to purchase common stock held by the selling stockholders)

Use of proceeds	PhotoMedex, Inc. will not receive any proceeds from the sale of shares in this offering.

Nasdaq Global Market symbol	PHMD

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
Certain statements in this prospectus include and incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of our management and other statements contained in this prospectus that are not historical facts. Forward-looking statements in this prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports made to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates which in turn are based upon current conditions and the most recent results of operations. When used in this prospectus, the words "expect," "anticipate," "assume," "intend," "may," "plan," "predict," "project," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements, because these forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements about:

•	forecasts of future business performance, consumer trends and macro-economic conditions;

•	descriptions of market and/or competitive conditions;

•	descriptions of plans or objectives of management for future operations, products or services, including our ability to integrate and capitalize on our acquisitions;

•	our estimates regarding the sufficiency of our cash resources, expenses, capital requirements and needs for additional financing, and our ability to obtain additional financing

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to obtain and maintain regulatory approvals of our products;

•	anticipated results of existing or future litigation; and

•	descriptions or assumptions underlying or related to any of the above items.

In light of these assumptions, risks and uncertainties, the results and events -- discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference -- might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. There are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

RISK FACTORS
     Our securities are highly speculative and involve a high degree of risk. Only investors who can afford the loss of their entire investment should make an investment in these securities. In addition to the factors set forth elsewhere in this prospectus, prospective investors should give careful consideration to the following risk factors, and the risks described in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014, and in any applicable prospectus supplement before making an investment decision, in evaluating us and our business before purchasing our securities.
     There is a limited public market for our common stock. Persons who may own or intend to purchase shares of common stock in any market where the common stock may trade should consider the following risk factors, together with other information contained elsewhere in our reports, proxy statements and other available public information, as filed with the Commission, prior to purchasing shares of our common stock.
The following financial data, in this narrative, are expressed in thousands, except for the earnings per share.
Risk Factors Relating to PhotoMedex's Business
The Company is in default with its senior credit facility.
On May 12, 2014, the Company entered into an $85 million senior secured credit facilities ("the Facilities") with JP Morgan Chase ("Chase") which included a $10 million revolving credit facility and a $75 million four-year term loan. The facilities were utilized to refinance the existing term debt with Chase, fund the acquisition of LCA and for working capital and other general corporate purposes.
Interest is determined at Eurodollar plus a margin between 3.25% and 4.50%. The margin is updated quarterly based on the then-current leverage ratio. The facilities are secured by a first priority security interest in and lien on all assets of the Company. All current and future subsidiaries are guarantors on the facilities.
There are financial covenants including a maximum leverage covenant and a minimum fixed charge covenant, which the Company must maintain. These covenants will be determined quarterly based on a rolling past four quarters of financial data. As of September 30, 2014, the Company continued to fail to meet both financial covenants and is in default of the credit facilities.
On August 4, 2014, the Company received a notice of default and a reservation of rights from Chase and engaged a third-party independent advisor to assist the Company in negotiating a longer term solution to the defaults. The parties had entered into an initial Forbearance Agreement (the "Initial Forbearance Agreement") on August 25, 2014. On November 4, 2014, the Company entered into an Amended and Restated Forbearance Agreement (the "Amended Forbearance Agreement") with the lenders that are parties to the Credit Agreement and with Chase, as Administrative Agent for the Lenders.

Pursuant to the terms of the Amended Forbearance Agreement, the Lenders have agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default from August 25, 2014 until February 28, 2015, or earlier if an event of default occurs (the "Forbearance Period"). The Company agreed to make prepayments on the term loan of $938 each on November 1 and December 1, 2014, and on January 1 and February 1, 2015, which will be applied in direct order of maturity. The Company also agreed that on or before the second business day after certain dates set forth in the Amended Forbearance Agreement, the Company would pay against the revolving loans an amount equal to 75% of cash-on-hand that exceeded $18 million. In addition, the Company will make a payment of $1.5 million toward the revolving loans on or before February 16, 2015. The interest rates on the Loans under the Credit Agreement is increased beginning November 1, 2014 to the CB Floating Rate plus 4.00%; an additional 2.00% will be added to that rate upon the occurrence and continuance of any Default or Event of Default (other than a specified event of default).
The Company has retained the services of both Getzler Henrick, a third-party independent business advisor, as well as Canaccord Genuity, a banking and financial services company. During the Forbearance Period, the Company and these advisors will prepare and distribute offering memoranda and other marketing materials to prospective lenders with regard to seeking a new credit facility for the Company, the proceeds of which would be in an amount sufficient to repay in full the Company's obligations under the Credit Agreement. The closing of such a proposed Refinancing would occur no later than the end of the Forbearance Period. Furthermore, the Company will evaluate all strategic alternatives as part of its engagement with its investment banking advisors.
The Company agreed to limit certain capital expenditures to $575, except for those involving the Company's XTRAC or VTRAC medical devices, and will not make investments or acquire any other interests in affiliated companies except as agreed to by the Lenders. The Company also agreed to execute certain documents pledging 64,896 shares of Radiancy (Israel) Ltd. and 13,000 shares of PhotoMedex Korea Ltd., as well as a Subordination Agreement in favor of the Administrative Agent and the Lenders with respect to the Company's secured loan to its subsidiary, PhotoMedex Technology, Inc.
The Amended Forbearance Agreement is also subject to customary covenants, including limitations on the incurrence of or payments on indebtedness to other persons or entities and requirements that the Company provide periodic financial information and information regarding the status of outstanding litigation involving the Company and its subsidiaries to the Lenders.
If, by the end of the Forbearance Period, the Company and its Lenders have not entered into another Forbearance Agreement or otherwise reached an agreement regarding the Credit Agreement and the Facilities, the Lenders have the right to declare all of the obligations under the Credit Agreement and Facilities due and payable, including principal and interest, as authorized by the Credit Agreement, and to enforce additional obligations under the Forbearance Agreement. Such a result would have a material adverse effect on the Company and its financial condition.
Economic downturns and disruption in the financial markets could adversely affect the Company's financial condition and results of operations.
Financial markets in the United States, Europe and Asia experienced significant disruption since 2008, including volatility in securities prices and diminished liquidity and credit availability. Furthermore, the economic slowdown during this period in the United States and other countries weakened consumer confidence and led to significant reductions in the amounts persons and businesses spent on consumer products and other expenditures. In part, as a result, certain of the Company's operations and revenues declined.
If adverse general economic conditions continue, the Company's future revenue, profitability and cash flow from operations could decrease and its liquidity and financial condition could be adversely impacted.

The Company is exposed to credit risk of some of its customers.
Most of the Company's sales related to its no!no!® line of products are on an open credit basis. The Company monitors individual customer payment capability in granting such open credit arrangements, seeks to limit such open credit to amounts the Company believes the customers can pay, and maintains reserves it believes are adequate to cover exposure for doubtful accounts. Beyond its open credit arrangements, the Company has also experienced demands for customer financing and facilitation of leasing arrangements, which it typically refers to leasing companies unrelated to the Company.
The Company's exposure to the credit risks may increase due to the current economic slowdown. Although the Company has programs in place that are designed to monitor and mitigate the associated risk, there can be no assurance that such programs will be effective in reducing its credit risks. Future credit losses, if incurred, could harm its business and have a material adverse effect on its operating results and financial condition. The Company maintains estimated accruals and allowances for its business terms. However, distributors tend to have more limited financial resources than other resellers and end-user customers and therefore represent potential sources of increased credit risk because they may be more likely to lack the reserve resources to meet payment obligations.
The Company may need to raise additional funds to pursue its growth strategy or continue its operations, and we may be unable to raise capital when needed.
From time to time, the Company may seek additional equity or debt financing to provide for the capital expenditures required to finance working capital requirements, continue its expansion, to increase liquidity, develop new products and services or make acquisitions or other investments. In addition, if its business plans change, general economic, financial or political conditions in its markets change, or other circumstances arise that have a material effect on its cash flow, the anticipated cash needs of its business as well as its conclusions as to the adequacy of its available sources of capital could change significantly.
Any of these events or circumstances could result in significant additional funding needs, requiring the Company to raise additional capital, and we cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, the Company may be unable to expand its business or to develop new business at the rate desired and its results of operations may suffer.
If the Company does not continue to develop and commercialize new products and identify new markets for its products and technologies, the Company may not remain competitive, and its revenues and operating results could suffer.
The cosmetic industry is subject to continuous technological development and product innovation. If the Company does not continue to innovate in developing new cosmetic products and applications, its competitive position will likely deteriorate as other companies successfully design and commercialize new products and applications. Accordingly, its success depends in part on developing innovative applications of its technology and identifying new markets for, and applications of, existing products and technology. While the Company has reduced its cosmetic research and development expenditures in an effort to focus its resources on selling and marketing its existing no!no!® line of products, if the Company is unable to develop and commercialize new cosmetic products and identify new markets for such products and technology, its cosmetic products and technology could become obsolete and the Company's revenues and operating results could be adversely affected.
The markets for the Company's products are intensely competitive and we may not be able to compete effectively against the larger, more well-established companies that dominate this market or emerging, and small, innovative companies that may seek to obtain or increase their share of the market.
The markets for the Company's products are intensely competitive and many of our competitors are much larger and have substantially more financial and human resources than we do. Many have long histories and strong reputations within the industry and a relatively small number of companies dominate these markets.

Our no!no!® hair removal products compete directly with branded, premium retail products such as Philips and Braun and other light based products of public companies such as Syneron, Valeant and Cynosure. In addition, due to regulatory restrictions concerning claims about the efficacy of personal care products, we may have difficulty differentiating our products from other competitive products, and competing products entering the personal care market could harm our revenue. Also, our no!no!® line of products are energy based. As such, energy-based aesthetic products may face competition from non-energy-based medical products, such as Botox, an injectable compound used to reduce wrinkles and collagen injections. Other alternatives to the use of our no!no!® line of products include electrolysis, a procedure involving the application of electric current to eliminate hair follicles and chemical peels. In addition, we may also face competition from manufacturers of other products that have not yet been developed.
We also face direct competition from large pharmaceutical companies, including, for example, Biogen, Inc., Centocor, Inc., and Abbott Laboratories, which are engaged in the research, development and commercialization of treatments for psoriasis, atopic dermatitis, vitiligo and leukoderma. In some cases, those companies have already received FDA approval or commenced clinical trials for such treatments. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials and marketing than we do.
Other competitors include well-established pharmaceutical, cosmetic and healthcare companies such as Allergan, Inc., Valeant Pharmaceuticals International, Inc. and Estee Lauder Inc. These companies may enjoy significant competitive advantages over us, including:
•	broad product offerings, which address the needs of physicians and hospitals in a wide range of procedures;
•	greater experience in, and resources for, launching, marketing, distributing and selling products, including strong sales forces and established distribution networks;
•	existing relationships with physicians and hospitals;
•	more extensive intellectual property portfolios and resources for patent protection;
•	greater financial and other resources for product research and development;
•	greater experience in obtaining and maintaining FDA and other regulatory clearances or approvals for products and product enhancements;
•	established manufacturing operations and contract manufacturing relationships;
•	significantly greater name recognition and more recognizable trademarks; and
•	established relationships with healthcare providers and payors.
Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if we are unsuccessful in convincing physician and patient customers and consumers to use our products or if our competitors develop and commercialize products that are safer and more effective than any products that we may develop.
Because a substantial portion of the Company's revenue is generated from its consumer business, if it fails to accurately forecast consumer demand and trends in consumer preferences, or if there is a decline in discretionary consumer spending, then the Company's revenues and profitability could decline.
Consumers in the aesthetic and skincare products industry have tastes, preferences and loyalties that are subject to change. If we do not keep up with consumer preferences and trends, or if we do not accurately forecast such preferences and trends, sales revenues in the Company's consumer business may decline or our reputation may suffer. The success of our consumer product business depends to a significant extent upon discretionary consumer spending, which is subject to a number of factors, including general economic conditions, consumer confidence, employment levels, business conditions, interest rates, availability of credit, inflation and taxation. Adverse trends in any of these economic indicators may cause consumer spending to decline further, which could hurt its sales and profitability.

The Company's laser treatments of psoriasis, vitiligo, atopic dermatitis and leukoderma, the Company's skincare products and its PTL (Photo Therapeutics Ltd.) products and any of the Company's future products or services may fail to gain market acceptance, which could adversely affect the Company's competitive position.
The Company has generated limited commercial distribution for its XTRAC system and certain of its other products. It is still not established that the PTL devices targeted for the consumer market will be widely accepted in that market. The Company may be unsuccessful in continuing its existing or developing new, strategic selling affiliates and alternate channels in order to maintain or expand the markets for the existing or future products of the skincare and PTL businesses.
Even if adequate financing is available and such products are ready for market, the Company cannot assure you that its products and services will find sufficient acceptance in the marketplace under its sales strategies.
The Company also faces a risk that other companies in the market for dermatological products and services may be able to provide dermatologists a higher overall yield on investment and therefore compromise the Company's ability to increase its base of users and ensure they engage in optimal usage of its products. If, for example, such other companies have products (such as Botox or topical creams for disease management) that require less time commitment from the dermatologist and yield an attractive return on a dermatologist's time and investment, we may find that our efforts to increase our base of users are hindered.
While the Company has engaged in clinical studies for its psoriasis treatment and, based on these studies, it has gained FDA clearance, appropriate Current Procedural Terminology, or CPT, reimbursement codes for treatment and suitable reimbursement rates for those codes, from the Centers for Medicare & Medicaid Services, or CMS, we may face other hurdles to market acceptance. For example, practitioners in significant numbers may wait to see longer-term studies; or it may become necessary to conduct studies corroborating the role of the XTRAC system as a first-line or second-line therapy for treating psoriasis; or patients simply may not elect to undergo psoriasis treatment using the XTRAC system.
Beginning in early 2010, Dr. John Y.M. Koo, the director of the Psoriasis Treatment Center at the University of California San Francisco Medical Center, initiated a clinical study to demonstrate the effectiveness of the XTRAC Velocity in combination with the drugs Clobex® and Vectical®, both from Galderma, for patients with severe psoriasis. This study may or may not result in demonstrating the effectiveness of those products in combination, or the treatment protocol and the treatment protocol may or may not gain FDA clearance. Even if the treatment protocol is successful and gains FDA clearance, limitation of supply of one or both drugs by Galderma, and lack of viable substitutes therefore, may adversely impact use of or compliance with the treatment protocol as a therapy for treatment of psoriasis. Further, the FDA limits claimed indications for use to those found in the "Instructions for Use Statement" in a device's 510(k) clearance letter. The FDA may view certain of the Company's claims of treatment as outside the scope of the device's cleared indications for use.
If the FDA determines that the clinical studies were not conducted in accordance with applicable FDA requirements, the FDA could take regulatory and/or legal enforcement actions against the Company and/or its products and could attempt to withdraw premarket 510(k) clearance.
Whether a treatment may be delegated and, if so, to whom and to what extent, are matters that may vary state by state, as these matters are within the province of the state medical boards. In states that may be more restrictive in such delegation, a physician may decline to adopt the XTRAC system into his or her practice, deeming it to be fraught with too many constraints and finding other outlets for the physician's time and staff time to be more remunerative. There can be no assurance that the Company will be successful in persuading such medical boards that a liberal standard for delegation is appropriate for the XTRAC system, based on its design for ease and safety of use. If the Company is not successful, it may find that even if a geographic region has wide insurance reimbursement, the region's physicians may decline to adopt the XTRAC system into their practices.
The Company therefore cannot assure you that the marketplace will be receptive to its excimer laser technology or skincare products over competing products, services and therapies or that a cure will not be found for the underlying diseases the Company is focused on treating. Failure of the Company's products to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

The success of the Company's XTRAC system and other treatment products depends on third-party reimbursement of patients' costs, which could result in potentially reduced prices or reduced demand and, in relevant part, adversely affect the Company's revenues and business operations.
The Company's ability to market the XTRAC system and other treatment products successfully will depend in large part on the extent to which various third parties are willing to reimburse patients or providers for the costs of medical procedures utilizing such products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations, whose patterns of reimbursement may change as a result of new standards for reimbursement determined by these third parties or because of the programs and policies enacted under the Patient Protection and Affordable Care Act of 2010.

Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Further, although third parties may approve reimbursement, such approvals may be under terms and conditions that discourage use of the XTRAC system. Accordingly, if less costly drugs or other treatments are available, third-party payors may not authorize or may limit reimbursement for the use of the Company's products, even if its products are safer or more effective than the alternatives.
In addition, medical insurance policies and treatment coverage may be affected by the parameters of the Patient Protection and Affordable Care Act of 2010. While the Act's stated purpose is to expand access to coverage, it also mandates certain requirements regarding the types and limitations of insurance coverage. Some of these requirements have already been enacted, while others are scheduled to roll out over the next several years. There can be no guarantee that the changes in coverage under the Act will not have an effect on the type and level of reimbursement for our products.
Although the Company has received reimbursement approvals from an increasing number of private healthcare plans, we cannot give assurance that private plans will continue to adopt or maintain favorable reimbursement policies or to accept the XTRAC system in its clinical role as a second-line therapy in the treatment of psoriasis. Additionally, third-party payors may require further clinical studies or changes to the Company's pricing structure and revenue model before authorizing reimbursement.
As of December 31, 2013, the Company estimates, based on published coverage policies and on payment practices of private and Medicare insurance plans, that more than 90% of the insured population in the U.S. is covered by insurance coverage or payment policies that reimburse physicians for using the XTRAC system for treatment of psoriasis. Based on these reports and estimates, the Company is continuing the implementation of a roll-out strategy under revised user models for the XTRAC system in the U.S. in selected areas of the country where reimbursement is widely available. The success of the roll-out depends on increasing physician and patient awareness and demand for the treatment. The Company can give no assurance that health insurers will not adversely modify their reimbursement policies for the use of the XTRAC system in the future.
The Company intends to seek coverage and reimbursement for the use of the XTRAC system to treat other inflammatory skin disorders after additional clinical studies are initiated. There can be no assurances that the Company will be in a position to continue to expand coverage for vitiligo or to seek reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, or, if the Company does, that any health insurers will agree to any reimbursement policies.
Any failure in our customer education efforts could significantly reduce product marketing.
It is important to the success of our marketing efforts to educate physicians and technicians how to properly use the XTRAC system. We rely on physicians to spend their time and money to attend our pre-sale educational sessions. If physicians and technicians use the XTRAC system improperly, they may have unsatisfactory patient outcomes or cause patient injury, which may give rise to negative publicity or lawsuits against us, any of which could have a material adverse effect on our reputation, revenues and profitability.

Many of the Company's expenses are fixed and many are based, in significant part, on its expectations of its future revenue and are incurred prior to the sale of its products and services. Therefore, any significant decline in revenue for any period could have an immediate negative impact on its margins, net income and financial results for the period.
The Company's expense levels are based, in significant part, on its estimates of future revenue and many of these expenses are fixed in the short term. As a result, the Company may be unable to adjust its spending in a timely manner if its revenue falls short of its expectations. Accordingly, any significant shortfall of revenue in relation to its estimates could have an immediate negative effect on its profitability. In addition, as its business grows, the Company anticipates increasing its operating expenses to expand its product development, technical support, sales and marketing and administrative organizations. Any such expansion could cause material losses to the extent the Company does not generate additional revenue sufficient to cover the additional expenses.
If revenue from a significant customer declines, the Company may have difficulty replacing the lost revenue, which would negatively affect its results and operations.
Excluding niche marketing efforts, the Company's skincare business targets its sales in the U.S. market to physicians, who then mark the products up for sale to their patients. No single physician practice in itself is generally responsible for a significant proportion of the Company's sales. The Company finds as well that a few physicians re-sell our products not just to their own patients, but also at discounted prices on the internet. These practices undercut the sales of other physicians and violate the Company's internet sales policy, but this policy can be difficult to enforce.
In its international businesses, the Company depends for a material portion of its sales in the international arena on several key sub-distributors, and especially on The Lotus Global Group, Inc., doing business as GlobalMed Technologies Co., or GlobalMed, which is the Company's master distributor over most of the international arena for devices (excluding our no!no!® line of products). If the Company loses GlobalMed or one of these sub-distributors, the Company's sales of phototherapy and surgical lasers are likely to suffer in the short term, which could have a negative effect on its revenues and profitability.
In addition to its sales through online and infomercial outlets, the Company's no!no! brand products are also marketed through certain major retailers, including HSN, Nordstrom's and Bed, Bath and Beyond. None of these retailers accounts for more than 10% of the sales of this product line in the United States. However, the loss of one or more of these retailers, without replacement by a comparable sales channel, could have a near-term impact on sales of the no!no! products and an effect on the Company's revenues and profitability.
The Company's failure to maintain its relationships with its key distributors (none of which have an ongoing obligation to sell our products) on acceptable terms would have a material adverse effect on its results of operations and financial condition, or if the Company fails to effectively manage or, retain its distribution network or its sales force, its business, prospects and brand may be materially and adversely affected.
Sales made through retailers and distributors constitute a significant part of the Company's sales revenue. These retailers and distributors are not obligated to sell its products, and may choose to end their relationship with us. Even if we maintain a business relationship with such retailers and distributors, they may sell competing products or may not be able to sell our products. Maintaining business relationships with these retailers and distributors and their continued success is important to maintaining the Company's revenues and profitability.

Furthermore, the Company has a limited ability to manage the activities of its independent third-party distributors. The Company's distributors could take one or more of the following actions, any of which could have a material adverse effect on its business, prospects and brand:
•	sell products that compete with its products in breach of their non-competition agreements with the Company;
•	violate laws or regulations;
•	fail to adequately promote its products; or
•	fail to provide proper service to its retailers or end-users.
Failure to adequately manage the Company's distribution network, or the non-compliance of this network with its obligations under agreements with us, could harm the Company's corporate image among end users of its products and disrupt its sales, or result in fines or other legal action against the Company.
Because the Company's Japanese market for the no!no!® brand of products accounts for a significant part of its business, adverse conditions or risks relating to Japan may harm its business.

On November 21, 2013 the Company's majority-owned subsidiary, Radiancy, Inc., terminated the exclusive distribution agreement between itself and Ya-Man Ltd., Radiancy's independent distributor for the no!no!® brand products in the Japanese market. Sales in Japan represented approximately 5% of the revenues related to the sale of the no!no! products for the year ended December 31, 2013; those sales were largely generated in the first six months of the year. Ya-Man failed to meet its minimum purchasing commitments under the distribution agreement in the third and fourth quarters of the year, due to a restructuring of its methods of business operations. Radiancy and Ya-Man also disputed the responsibility for the payment of marketing expenses for that country of approximately $1 million.
The Company and Radiancy are now seeking a new distribution partner for the Japanese markets. Meanwhile, retail sales to consumers of the no!no! brand products remain strong, and Ya-Man has continued to market and sell its inventory of those products in Japan in accordance with the terms of its agreement with Radiancy. However, the Company has no assurance that a new distributor will continue to purchase these products at the same levels as Ya-Man, will purchase the Company's new products, or that an agreement with a new distributor will be made on the same terms as the previous agreement with Ya-Man, or at all. The potential loss of this market may result in lower sales and profits. If the Company is unable to replace these sales, in Japan or through other markets, it may have an adverse material negative effect on its future operating results.
Other factors that could impact the Company's results in the market include:
•	increased regulatory constraints with respect to the claims the Company can make regarding the efficacy of products and tools, which could limit its ability to effectively market them;
•	the Japanese economy may be adversely affected and consumer spending may be impaired as a result of the recent and potential future earthquakes, tsunami and other natural disasters in Japan;
•	significant weakening of the Japanese yen;
•	continued or increased levels of regulatory and media scrutiny and any regulatory actions taken by regulators, or any adoption of more restrictive regulations, in response to such scrutiny; and
•	increased competitive pressures from other home use aesthetic device companies who actively seek to solicit its distributors to join their businesses.

A number of the Company's product sales depend on search engines and other online sources to attract visitors to its websites, and if the Company is unable to attract these visitors and convert them into customers in a cost-effective manner, its business and financial results may be harmed.
A major part of the Company's direct response campaign for its no!no!® line of products' success depends on its ability to attract online consumers to its websites and convert them into customers in a cost-effective manner, which depends, in part, on search engines and other online sources for its website traffic. Our subsidiary's name, Radiancy, is included in search results as a result of both paid-search listings, where the Company purchases specific search terms that will result in the inclusion of its listing, and algorithmic searches that depend upon the searchable content on its sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.
If one or more of the search engines or other online sources on which the Company relies for website traffic were to modify its general methodology for how it displays its websites, resulting in fewer consumers clicking through to its websites, the Company's sales could suffer. If any free search engine on which the Company relies begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which it relies for purchased listings, modifies or terminates its relationship with the Company, its expenses could rise, it could lose customers, and traffic to its websites could decrease.
The Company's operating results could be negatively impacted by economic, political or other developments in foreign countries in which it or its subsidiaries do business.
The Company transports some of its goods across international borders, primarily those of the U.S., Canada, Europe, Japan and Israel. Since September 11, 2001, there has been more intense scrutiny of goods that are transported across international borders. As a result, some of our and our subsidiaries' products may face delays, and increase in costs due to such delays in delivering goods to its customers. Any events that interfere with, or increase the costs of the transfer of goods across international borders, could have a material adverse effect on its business.
Further, global economic conditions continue to be challenging. Although the economy appears to be recovering in some countries, it is not possible for us to predict the extent and timing of any improvement in global economic conditions. Even with continued growth in many of our and our subsidiaries' markets during this period, the economic downturn could adversely impact its business in the future by causing a decline in demand for our and our subsidiaries' products, particularly if the economic conditions are prolonged or worsen.
The international nature of the Company's business exposes us to certain business risks that could limit the effectiveness of the Company's growth strategy and cause our results of operations to suffer.
Continued expansion into international markets is an element of the Company's growth strategy. Introducing and marketing the Company's services internationally, developing direct and indirect international sales and support channels and managing foreign personnel and operations will require significant management attention and financial resources. The Company faces a number of risks associated with expanding the Company's business internationally that could negatively impact the Company's results of operations, including:
•	management, communication and integration problems resulting from cultural differences and geographic dispersion;
•	compliance with foreign laws, including laws regarding importation and registration of products;
•
compliance with foreign regulatory requirements and the ability of GlobalMed to establish additional regulatory clearances necessary to expand distribution of the Company's products in countries outside of the United States;

•	competition from companies with international operations, including large international competitors and entrenched local companies;
•	difficulties in protecting intellectual property rights in international jurisdictions;
•	political and economic instability in some international markets;

•	sufficiency of qualified labor pools in various international markets;
•	currency fluctuations and exchange rates; and
•	potentially adverse tax consequences or an inability to realize tax benefits.
The Company may not succeed in its efforts to expand its international presence as a result of the factors described above or other factors that may have an adverse impact on the Company's overall financial condition and results of operations. In addition, the Company has a relationship with GlobalMed, whereby it provides the Company with certain non-U.S. regulatory support. To the extent that the Company discontinues its relationship with GlobalMed, or if GlobalMed is otherwise unable to provide the Company with the resources and assistance that the Company needs, the Company may have a difficult time expanding into international markets in an effective manner.
Conditions in Israel affect our operations related to our no!no!® line of products and may limit the Company's ability to produce and sell its products.

Radiancy, Inc. is a majority owned subsidiary of the Company. All of Radiancy's research and development activities, a portion of the manufacturing and other critical business operations are located in Israel, a country that has experienced terrorist attacks. Political, economic and military conditions in Israel could adversely affect its operations, including a disruption of such operations due to terrorist attacks or other hostilities. Although the current hostilities in Israel have had no immediate and direct impact on Radiancy, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel, may adversely affect the flow of vital components from its Israeli subcontractors to us. We cannot assure you that ongoing hostilities related to Israel will not have a material adverse effect on its business or our share price.
The Company's Israeli-based facilities or manufacturing subcontractors could also be subject to catastrophic loss such as fire, flood, or earthquake. Any such loss at any of its facilities could disrupt its operations, delay production, shipments and revenue and result in significant expense to repair and replace its facilities.
The operations of the Company's subsidiary Radiancy (Israel) Ltd. may be disrupted by the obligation of its personnel to perform military service.
Many of the Company's employees that are located in Israel are obligated to perform annual military reserve duty in the Israeli Defense Forces and may be called to active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. As a result, our Israeli-based operations could be disrupted by the absence for a significant period of one or more of its executive officers or a significant number of its other employees due to reserve duty.
If the Company fails to manage its sales and marketing force or to market and distribute its products effectively, the Company may experience diminished revenues and profits.
There are significant risks involved in integrating, building and managing the Company's sales and marketing force and marketing its products, including the Company's ability:
•
to hire, as needed, a sufficient number of qualified sales and marketing personnel with the aptitude, skills and understanding to market its XTRAC system, its skincare products, its Omnilux products and its surgical products effectively;

•	to adequately train its sales and marketing force in the use and benefits of all its products and services, thereby making them more effective promoters;
•	to manage its sales and marketing force and its ancillary channels (e.g., telesales) such that variable and semi-fixed expenses grow at a lesser rate than its revenues;
•
to set the prices and other terms and conditions for treatments using the XTRAC system in a complex legal environment so that they will be accepted as attractive skin health and appropriate alternatives to conventional modalities and treatments; and

•	to cope with employee turnover among the sales force in the skin health business, in which there is substantial competition for talented sales representatives.
To increase acceptance and utilization of its XTRAC system, the Company may have to expand its sales and marketing programs in the U.S. While the Company may be able to draw on currently available personnel within its organization to meet this need, the Company also expects that it will have to increase the number of representatives devoted to the sales and marketing programs and to broaden, through such representatives, the talents it has at its disposal. In some cases, the Company may look outside its organization for assistance in marketing its products.
In similar fashion, the Company cannot predict how successful it may be in marketing its skin health, hair care and wellness products in the U.S., nor can the Company predict the success of any new skin health and hair care products that it may introduce. Despite an increased focus on developing alternate channels for many of the Company's skin health, hair care, and wellness products, the Company may find that channels that are attractive to the Company are unavailable because they already carry competitive products. No assurance can be given that the Company will be successful in marketing and selling its skin health, hair care, and wellness products.
The Company may be unsuccessful in accessing the home-use consumer market with its skin health, hair care, and wellness products. Distribution through the consumer market will be principally through mass-retail chains and e-commerce and electronic media. While the Company expects the volumes will be higher, the margins may be lower. It may also prove difficult to obtain long-term commitments from the retailers. If the Company is unable to secure distribution partners or obtain favorable pricing or long-term commitments, the Company's efforts in the home-use consumer market may be unsuccessful.
The Company may encounter difficulties in quality testing and the manufacturing of its products in commercial quantities, which could adversely impact the rate at which the Company grows.
There can be no guarantee that the Company's quality assurance testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. In the future, the Company may need to replace certain of its no!no!® product's components and provide remediation in response to the discovery of defects or bugs in such products that it has shipped. There can be no assurance that such a remediation, depending on the product involved, would not have a material impact. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to its reputation, inventory costs or product reengineering expenses, any of which could have a material impact on the Company's revenue, margins and net income.
Further, the Company may encounter difficulties manufacturing its line of products because it has limited experience manufacturing such products in significant commercial quantities. As a result, the Company will, in order to increase its manufacturing output significantly, have to attract and retain qualified employees for such assembly and testing operations.
Some of the components necessary for the assembly of the Company's products are currently provided to the Company by third-party suppliers. While alternative suppliers exist and could be identified, the disruption or termination of the supply of components could cause a significant increase in the costs of these components, which could affect our operating results. The Company's dependence on a limited number of third-party suppliers and the challenges the Company may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules. A disruption or termination in the supply of components could also result in the Company's inability to meet demand for its products, which could harm its ability to generate revenues, lead to customer dissatisfaction and damage its reputation. Furthermore, if the Company is required to change the manufacturer of a key component of its products, the Company may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines including Quality Systems Regulations, or QSR requirements and performance standards. Failure to do so could result in the FDA taking legal or regulatory enforcement action against the Company and/or its products (e.g. recalls, fines, penalties, injunctions, seizures, prosecution or other adverse actions). The delays associated with the verification of a new manufacturer could delay the Company's ability to manufacture its products in a timely manner or within budget. The Company faces the risk that there will be supply chain problems if the volumes do not match to the margins, as certain of the Company's consumer market products are intended to be high-volume, lower-margined products.
Although the Company believes that its current manufacturing facilities are adequate to support its commercial manufacturing activities for the foreseeable future, the Company may be required to expand or restructure its manufacturing facilities to increase capacity substantially. In addition, if the Company is unable to provide customers with high-quality products in a timely manner, the Company may not be able to achieve market acceptance for its XTRAC system or achieve market acceptance and growth for its skincare products. The Company's inability to manufacture or commercialize its devices successfully could have a material adverse effect on its revenue.
If the Company fails to manage and protect its and its subsidiaries' network security and underlying data effectively, its businesses could be disrupted which could harm its operating results.
The Company's possession and use of personal information presents risks and expenses that could harm its business. Unauthorized disclosure or manipulation of such data, whether through breach of its network security or otherwise, could expose the Company to costly litigation, damage its reputation and possibly result in a lower revenue stream and the loss of some of its customers.
Maintaining the Company's network security is of critical importance because the online e-commerce systems store proprietary and confidential customer data such as names, addresses, other personal information and credit card numbers. The Company uses commercially available encryption technology to transmit personal information when taking orders. However, third parties may be able to circumvent these security and business measures by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate its systems and networks. In addition, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in a breach of customer or employee privacy. The Company employs contractors and temporary and part-time employees who may have access to the personal information of customers and employees. It is possible such individuals could circumvent its controls, which could result in a breach of customer privacy.
Possession and use of personal information in conducting its business subject the Company to legislative and regulatory burdens that could require notification of data breach, restrict its use of personal information and hinder its ability to acquire new customers or market to existing customers. The Company and its subsidiaries have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.
If third parties improperly obtain and use the personal information of the Company and its subsidiaries' customers, we may be required to expend significant resources to resolve these problems. A major breach of its network security and systems could have serious negative consequences for its businesses, including possible fines, penalties and damages, reduced customer demand for its products and services, harm to its reputation and brand and loss of the Company or its subsidiary's ability to accept and process customer credit card orders.
If the Company fails to manage its and its subsidiaries' growth effectively, its businesses could be disrupted which could harm its operating results.
The Company has experienced, and may in the future experience, growth in its business, both organically and through the acquisition of businesses and products. The Company expects to make significant investments to enable its future growth through, among other things, new product innovation and clinical trials for new applications and products.
In addition, if private carriers continue to approve favorable reimbursement policies for psoriasis and the Company's marketing programs are successful in increasing utilization of its XTRAC system, the Company expects to experience growth in the number of its employees and customers and the scope of its operations.

Such growth may place a strain on the Company's management and operations. The Company's ability to manage this growth will depend upon, among other factors, its ability to broaden its management team; its ability to attract, hire, train, motivate and retain skilled employees; and the ability of its officers and key employees to continue to implement and improve its operational, financial and other systems, to manage multiple, concurrent customer relationships and different products and to respond to increasing compliance requirements. The Company's future success is heavily dependent upon achieving such growth and acceptance of its products. Any failure to effectively manage future growth could have a material adverse effect on the Company's business, results of operations and financial condition.
The Company is exposed to risks associated with credit card and payment fraud and with credit card processing, which could cause the Company to lose revenue.
A significant part of its sales are processed by the Company through credit cards or automated payment systems to pay for its products and services. The Company has suffered losses, and may continue to suffer losses, as a result of orders placed with fraudulent credit cards or other fraudulent payment data. For example, under current credit card practices, the Company may be liable for fraudulent credit card transactions if it does not obtain a cardholder's signature, a frequent practice in internet sales. The Company employs technology solutions to help it detect fraudulent transactions. However, the failure to detect or control payment fraud could cause the Company to lose sales and revenue.
Any significant interruptions in the operations of its third-party call centers could cause the Company to lose sales and disrupt its ability to process orders and deliver its solutions in a timely manner.
The Company relies on third-party call centers to sell its products, respond to customer service and technical support requests and process orders. Any significant interruption in the operation of these facilities, including an interruption caused by its failure to successfully expand or upgrade its systems or to manage these expansions or upgrades, could reduce its ability to receive and process orders and provide products and services, which could result in lost and cancelled sales and damage to the Company's brand and reputation.
As the Company grows, it will need more capacity from those existing call centers, or the Company will need to identify and contract with new call centers. The Company may not be able to continue to locate and contract for call center capacity on favorable terms, or at all. Additionally, the rates those call centers charge the Company may increase, or those call centers may not continue to provide service at the current levels.
If the Company's third-party call center operators do not convert inquiries into sales at expected rates, its ability to generate revenue could be impaired. Training and retaining qualified call center operators is challenging, and if the Company does not adequately train its third party call center operators, they will not convert inquiries into sales at an acceptable rate.
The Company is reliant on a limited number of suppliers for production of key products.
Production of the Company's XTRAC system requires specific component parts obtained from the Company's suppliers. Production of the Company's surgical laser systems requires some component parts that may become harder to procure as the design of a system ages. Similarly, the Company's skincare products may require compounds that can be efficiently produced only by a limited number of suppliers. The Company has one primary supplier of LEDs for its PTL business and relies on contract manufacturers. While the Company believes that it could find alternate suppliers, in the event that its suppliers fail to meet its needs, a change in suppliers or any significant delay in the Company's ability to have access to such resources could have a material adverse effect on its delivery schedules, business, operating results and financial condition. Moreover, in the event the Company can no longer utilize this supplier or acquire this resource and must identify a new supplier or substitute a different resource, such change may trigger an obligation for the Company to comply with additional FDA regulatory requirements including, but not limited to, pre-marketing authorization and QSR requirements.

Finally, the Company's no!no! brand products are sourced from one main supplier. The Company believes there are other, potential sources for the manufacture of these products. However, should our main supplier be unable to meet our production demands or cease doing business, we may encounter difficulty in transitioning our products to another manufacturer, and that other manufacturer or manufacturers may not be able to meet our production requirements. Any change in supplier or any significant delay in transition to a new supplier may have a material adverse effect on the delivery schedules for these products, our ability to meet customer demand, business, operating results and financial condition.
The Company's failure to respond to rapid changes in technology and its applications in the medical devices industry or the development of a cure for skin conditions treated by its products could make its treatment system obsolete.
The medical device industry is subject to rapid and substantial technological development and product innovations. To be successful, the Company must respond to new developments in technology, new applications of existing technology and new treatment methods. The Company may also encounter greater pressure for innovation in order to satisfy a demand for novelty in the consumer market. The Company's financial condition and operating results could be adversely affected if the Company fails to be responsive on a timely and effective basis to competitors' new devices, applications, treatments or price strategies. For example, the development of a cure for psoriasis, vitiligo, atopic dermatitis or leukoderma would eliminate the need for the Company's XTRAC system for these diseases and would require the Company to focus on other uses of its technology, which would have a material adverse effect on its business and prospects.
As the Company develops new products or improves its existing products, the Company may accelerate the economic obsolescence of the existing, unimproved products and their components. The obsolete products and related components may have little to no resale value, leading to an increase in the reserves the Company has against its inventory. Likewise, there is a risk that the new products or improved existing products may not achieve market acceptance and therefore may also lead to an increase in the reserves against the Company's inventory.
The Company's marketing campaigns and advertising may be attacked as false and misleading, and our media spending might not result in increased net sales or generate the levels of product and brand name awareness that the Company desires. The Company might not be able to increase its net sales at the same rate as it increases its advertising and marketing expenditures.
The Company's future growth and profitability will depend in part on the effectiveness and efficiency of its marketing campaigns and media spending, including its ability to:
•	create greater awareness of its products and brand name;
•	determine the appropriate creative message and media mix for future expenditures; and
•	effectively manage advertising costs, including creative and media costs, to maintain acceptable costs in relation to sales levels and operating margins.
The Company's no!no!® Hair and other consumer product's portfolio of infomercials advertising, and other forms of media may not result in increased sales or generate desired levels of product and brand name awareness, and may be attacked as false and misleading. The Company may not be able to increase its net sales at the same rate as it increases its advertising expenditures or may be required to defend against inaccurate claims of false advertising. The Company is currently the subject of certain legal proceedings relating to its advertising claims in the U.S. The Company has voluntarily made changes to its advertising as part of its usual process for reviewing and updating its advertising through the various media and sales channels we rely upon, and which address certain of the claims made in these matters. These changes have not adversely affected the Company's sales of the no!no!® Hair products in the U.S. to date; however the Company may be required to make other changes in the future in response to existing or potential legal proceedings that could materially and adversely affect such sales.

The Company periodically updates the content of its infomercials and revises its product offerings. If customers are not as receptive to new infomercial content or product offerings, the Company's sales through its infomercial sales channel will decline. In addition, if there is a marked increase in the price that the Company pays for its media time, the cost-effectiveness of its infomercials will decrease. If the Company's infomercials are broadcast during times when viewership is low, this could also result in a decrease of the cost-effectiveness of such broadcasts, which could cause its results of operations to suffer. Also, to the extent the Company has committed in advance for broadcast time for its infomercials, the Company would have fewer resources available for potentially more effective distribution channels.
A higher than anticipated level of product returns may adversely affect the Company's business and its customers, or physicians and technicians, as the case may be, may misuse certain of its products, and product and other damages imposed on the Company may exceed its insurance coverage, or the Company may be subject to claims that are not covered by insurance.
The Company offers consumers who purchase its consumer products, including its no!no!® brands directly from the Company an unconditional full 60-days money-back guarantee. Retailers and home shopping channels are also permitted to return the consumer products, subject to certain limitations. The Company establishes revenue reserves for product returns based on historical experience, estimated channel inventory levels and other factors. If product returns exceed estimates, the excess would offset reported revenue, which could negatively affect the Company's financial results. Product returns and the potential need to remedy defects or provide replacement products or parts for items shipped in volume could result in substantial costs, the requirement to conduct an FDA recall and/or submit an FDA-required report of a correction/removal and have a material adverse effect on the Company's business and results of operations.
The Company may be subject to product liability claims from time to time. A number of the Company's products are highly complex and some are used to treat delicate skin conditions on and near a patient's face. In addition, the clinical testing, manufacturing, marketing and use of certain of the Company's products and procedures may also expose the Company to product liability, FDA regulatory and/or legal actions, or other claims. Certain indications for use for the Company's PTL light-based devices, though approved outside the U.S., are not approved in the U.S. If a physician elects to apply an off-label use and the use leads to injury, the Company may be involved in costly litigation. In addition, the fact that the Company trains technicians whom it does not supervise in the use of its XTRAC system during patient treatment may expose the Company to third-party claims if those doing the training are accused of providing inadequate training. The Company presently maintains liability insurance with coverage limits of at least $5,000,000 per occurrence, which the Company believes is an adequate level of product liability insurance, but product liability insurance is expensive and the Company might not be able to obtain product liability insurance in the future on acceptable terms or in sufficient amounts to protect the Company, if at all. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on its business, results of operations and financial condition. In addition, continuing insurance coverage may also not be available at an acceptable cost, if at all. Therefore, the Company may not be able to obtain insurance coverage that will be adequate to satisfy a liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to its reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether the Company is insured, a product liability claim or product recall may result in losses that could result in the FDA taking legal or regulatory enforcement action against the Company and or its products including recall, and could have a material adverse effect upon the Company's business, financial condition and results of operations.
The Company's costs could substantially increase if it experiences a significant number of warranty claims.
The Company provides 12-month product warranties, and offers longer warranty available for purchase, against technical defects of its no!no!® line of hair removal products and other consumer products. Its product warranty requires the Company to repair defective parts of its products, and if necessary, replace defective components. Historically, the Company has received a limited number of warranty claims for these products. The costs associated with such warranty claims have historically been relatively low. Thus, the Company generally does not accrue a significant liability contingency for potential warranty claims.

If the Company experiences an increase in warranty claims, or if its repair and replacement costs associated with such warranty claims increase significantly, we will begin to incur liabilities for potential warranty claims after the sale of its products at levels that the Company has not previously incurred or anticipated. In addition, an increase in the frequency of our warranty claims or amount of warranty costs may harm our reputation and could have a material adverse effect on its financial condition and results of operations.
The Company may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.
The Company's business may bring it into conflict with its licensees, licensors, or others with whom the Company have contractual or other business relationships, or with its competitors or others whose interests differ from it. If the Company is unable to resolve those conflicts on terms that are satisfactory to all parties, the Company may become involved in litigation brought by or against it. Such litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against the Company that require it to pay damages, enjoin it from certain activities, or otherwise affect its legal or contractual rights, which could have a significant adverse effect on its business. In addition, while the Company maintains insurance for certain risks, the amount of its insurance coverage may not be adequate to cover the total amount of all insured claims and liabilities. It also is not possible to obtain insurance against all potential risks and liabilities. The Company cannot predict what the outcome will be in any ongoing or threatened litigations, and any adverse results in any such litigations may also materially and negatively impact its business, the market price of its common stock, cash flow, prospects, revenues, profitability or capital expenditures, or have other material adverse effects on its business, reputation, results of operations, financial condition or liquidity.
From time to time, the Company may be threatened with material litigation.
From time to time, the Company is threatened with individual and class action litigations involving its business, products, advertisements, packaging, labeling, consumer claims, contracts, agreements, intellectual property, SEC or FDA matters, licenses and other areas involving it and its business. The outcome or effect on its business, the market price of the Company's common stock, cash flows, prospects, revenues, profitability, capital expenditures, reputation, demand for its products, results of operations, financial condition or liquidity of any future litigation cannot be predicted by the Company.
Litigation is inherently unpredictable and may:
•
result in rulings that are materially unfavorable to the Company, including claims for significant damages, fines or penalties, and administrative remedies, or other rulings that prevent it from operating its business in a certain manner;

•	cause the Company to change its business operations to avoid perceived risks associated with such litigation; and
•	require the expenditure of significant time and resources, which may divert the attention of management and interfere with the pursuit of the Company's strategic objectives.
While the Company maintains insurance for certain risks, the amount of its insurance coverage may not be adequate to cover the total amount of all insured claims and liabilities. It also is not possible to obtain insurance against all potential risks and liabilities. If any litigation were to have a material adverse result, there could be a material impact on the Company's results of operations, cash flows or financial position.

The Company depends on its executive officers and key personnel to implement its business strategy and could be harmed by the loss of their services.
The Company believes that its growth and future success will depend in large part upon the skills of its key management, technical and scientific personnel. Certain of the Company's management and other employees may voluntarily terminate their employment with the Company at any time. The loss of the services of these or other key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to product development or approval, loss of sales and diversion of management resources. In particular, the Company's success depends in part upon the continued service and performance of Dr. Dolev Rafaeli and Dennis M. McGrath. The Company has fixed-term employment agreements with Dr. Rafaeli and Mr. McGrath; however, there are no assurances that the services of these individuals will be available to the Company for any specified period of time. The loss of the services of one or both of these officers could adversely affect the Company's ability to develop and introduce its new products.
In addition, the Company depends on its ability to attract and retain other highly skilled personnel, including research scientists. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy.
Additionally, the Company does not currently maintain "key person" life insurance on the lives of its executives or any of its employees. The Company's lack of insurance means that it may not have adequate compensation for the loss of the services of its key employees.
It may be difficult for any of the Company's stockholders to effect service of process against the Company or its officers and directors.
Certain of the Company's operating subsidiaries' assets are located outside the United States, including Israel, United Kingdom, Brazil and India. As a result, the Company's stockholders may find it difficult to enforce their legal rights in the courts of these countries based on the civil liability provisions of the United States federal securities laws in the courts of the United States or these countries, even if civil judgments are obtained in courts of the United States. In addition, it is unclear if extradition treaties in effect between the United States and these countries would permit effective enforcement against the Company's officers and directors that reside outside the United States of criminal penalties, under the United States federal securities laws or otherwise.
Currency exchange rate fluctuations could adversely affect the Company's operating results.
Some of the Company's operating expenses are denominated in New Israeli Shekel ("NIS"). Any significant fluctuation in value of the NIS may materially and adversely affect its cash flows, earnings and financial position. For example, an appreciation of NIS against the U.S. dollar would make any new NIS denominated investments or expenditures more costly to the Company, to the extent that it needs to convert U.S. dollars into NIS for such purposes. Furthermore, because certain parts of our business include international business transactions, costs and prices of its products or components in overseas countries, such transactions are affected by foreign exchange rate changes.
The majority of sales invoicing for the Company's PTL business is done in Pounds Sterling, Euros or U.S. dollars, while product costs and the overhead of the offices in the United Kingdom are denominated in Pounds Sterling. The sales invoicing for the LK Technology business is done in Brazilian Real. The Company's U.S. operations, with U.S. dollar operating costs, serve to reduce the exposure to fluctuations in the value of the Pound Sterling, the Euro, or the Brazilian Real. To the extent that the Company adjusts its invoicing practices for its PTL and LK Technology businesses, or if the remainder of its business (or any portion thereof) ceases to be conducted primarily in U.S. dollars, the Company's exposure to the market's currency conditions could present a greater risk to it.
As a result, foreign exchange rate fluctuations may adversely affect the Company's business, operating results and financial condition.

The Company's ability to use its net operating loss carryforwards to offset future taxable income for U.S. federal income and U.K. business tax purposes may be limited as a result of "ownership changes" of PhotoMedex caused by the merger. In addition, the amount of such NOL carryforwards could be subject to adjustment in the event of an IRS examination.
If a corporation undergoes an "ownership change" under Section 382 of the U.S. Internal Revenue Code, the amount of its pre-change net operating losses, which we refer to in this report as "NOLs", that may be utilized to offset future taxable income is subject to an annual limitation. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders' lowest percentage ownership during the applicable testing period (generally three years).
The annual limitation generally is determined by multiplying the value of the corporation's stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by recognized built-in gains or reduced by recognized built-in losses in the assets held by the corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.
The reverse merger, effected on December 13, 2011, did result in an ownership change of PhotoMedex. The Company estimated that it would have approximately $56.8 million of U.S. net operating loss carryforwards that can be utilized through the annual limitations and also through the realization of its built-in gains through amortization in the first 5 years following December 13, 2011. The balance of the net operating loss carryforwards of pre-merged PhotoMedex amounts was estimated to be approximately $53.5 million. This balance could only be utilized through realization of the built-in gains other than by means of amortization. On December 27, 2012, PhotoMedex made an internal realignment of its operations by selling its operating businesses to a wholly-owned, non-consolidated U.S. subsidiary, and thereby realized sufficient gain to offset approximately $45 million of such balances of the $53.5 million of net operating losses.
In addition, the amount of the NOL carryforwards is subject to review and audit by the Internal Revenue Service (the "IRS"). There can therefore be no assurance that the benefit of such NOL carryforwards will be fully realized.
Likewise, if a corporation undergoes an "ownership change" and/or a "change in trade or business" under various standards of Her Majesty's Revenue Code (HMRC, U.K.), the amount of a company's pre-change NOLs that may be utilized to offset future taxable income in the U.K. may be limited or not available for offset against that income. After evaluating the effects of the reverse merger and integration of Radiancy's business on its U.K. NOLs; management determined that the NOLs remain usable against future income of the UK subsidiary. However, the amount of the NOL carryforwards remains subject to review and audit by the HMRC. There can therefore be no assurance that the benefit of such NOL carryforwards will be fully realized.
Radiancy will incur increased costs as a result of being a majority-owned subsidiary of a public company.
As a result of the merger, Radiancy, Inc. is now a majority-owned subsidiary of the Company. Radiancy Ltd., a wholly owned subsidiary of Radiancy, Inc., continued to own 137,056 shares of Radiancy common stock, or approximately 1.8% of Radiancy, immediately following the merger. As a subsidiary of a public company, Radiancy will incur significant legal, accounting and other expenses that it did not incur as a private company. The U.S. Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related rules of the SEC, regulate corporate governance practices of public companies.
Radiancy expects that compliance with these public company requirements will increase its costs and make some activities more time-consuming. For example, Radiancy will be subject to the Company's internal controls and disclosure controls and procedures. These requirements will require Radiancy to carry out activities it has not done previously. Furthermore, if Radiancy and/or the Company identify any issues in complying with Radiancy's requirements (for example, if a material weakness or significant deficiency in internal control over financial reporting is identified), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us.

Risks Related to the Company's Intellectual Property Matters
If the Company is unable to adequately protect or enforce its rights to intellectual property or secure patents right to technologies that it develops, the Company may, experience reduced market share, assuming any, or incur costly litigation to enforce, maintain or protect such rights.
The Company's success depends in part on its ability to maintain and defend patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. However, the Company cannot guarantee that the patents covering certain of its technologies and processes will not be contested, found to be invalid, unenforceable or owned by another or circumventable. There can be no assurance that its pending patent applications will result in patents being issued, or that its competitors will not circumvent, or challenge the validity of, any patents issued to the Company. Any such objections and rejections may adversely affect the Company's other patents and patent applications. There can be no assurance that measures taken by the Company to protect its proprietary information will prevent the unauthorized disclosure or use of this information or that others will not be able to independently develop such information. In addition, in the event that another party infringes its patent rights or other proprietary rights, the enforcement of such rights can be a lengthy and costly process, with no guarantee of success. Moreover, there can be no assurance that claims alleging infringement by the Company of the proprietary rights of others will not be brought against the Company in the future or that any such claims will not be successful. If the Company is unable to maintain the proprietary nature of its technologies, its ability to market or be competitive with respect to some or all of its products may be affected, which could reduce its sales and affect its profitability. Also, as the Company's patents expire, competitors may utilize the technology found in such patents to commercialize their own products. Moreover, while the Company seeks to secure additional patents on commercially desirable improvements, there can be no assurance that the Company will be successful in securing such patents, or that such additional patents will adequately offset the effect of expiring patents. Further, pending patent applications are not enforceable.
The Company's policy is to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of the Company's business. The Company's strategy has been to apply for and maintain patent protection for inventions and their applications which it believes has potential commercial value in countries that offer significant market potential. The Company is unable to file patent applications covering all of its products in every country and as a result its patents are also limited in scope and geographic coverage and may not protect the Company from competing products in those markets.
The Company will rely on certain of its PTL patents to protect the home-use market for two of its PTL hand-held devices. If the patents prove unenforceable or circumventable, the Company may not attain growth and may lose market share from these PTL products.
The Company's success may depend, in part, on its ability to continue to use certain software in its products and in its business. This software may have been created by contractors to the Company or may include third-party software such as open source software. There is a possibility that claims will be made that this software infringes the copyright and/or trade secret rights of one or more third parties and that such claims may affect the Company's right to use the software.
From an international perspective, protection of intellectual property outside of the U.S. is uncertain to the Company. The laws of some countries may not protect the Company's intellectual property rights to the same extent as laws in the U.S. The intellectual property rights the Company enjoys in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted. This may affect the Company's ability to commercialize its products, grow its product sales and maintain market share in countries outside the U.S. It may be necessary or useful for the Company to participate in proceedings to determine the validity of its foreign intellectual property rights, or those of its competitors, which could result in substantial cost and divert its resources, efforts and attention from other aspects of its business.

The Company's trademarks are limited in scope and geographic coverage and may not significantly distinguish the Company from its competition. The Company's trade secrets are also limited in scope and geographic coverage and may not adequately protect the Company from products offered by our competitors.
The Company owns several key federal and international trademark registrations and has federal trademark applications pending in the United States and abroad for additional trademarks. Even if federal registrations are granted to the Company, its trademark rights may be challenged. Further, as registration is usually a requirement for protection in most foreign countries, if the Company has not registered its marks, it may not have any enforceable rights. It is also possible that its competitors will adopt trademarks similar to the Company's, thus impeding its ability to build brand identity and possibly leading to customer confusion. Third parties could register trademarks that are similar to the Company's in the United States and overseas. The Company could incur substantial costs in prosecuting or defending trademark infringement suits. If the Company fails to effectively enforce its trademark rights, its competitive position and brand recognition may be diminished.
Furthermore, the Company's skincare business seeks to establish customer loyalty, in part, by means of its use of trademarks. It can be difficult and costly to defend trademarks from encroachment, especially on the Internet, or misappropriation overseas. Third parties may also challenge the validity of the Company's trademarks. In either eventuality, the Company's customers may become confused and direct their purchases to competitors. Third parties may independently discover trade secrets and proprietary information that allow them to develop technologies and products that are substantially equivalent or superior to the Company's own. Without the protection afforded by the Company's patent, trade secret and proprietary information rights, the Company may face direct competition from others commercializing their products using the Company's technology, which may have a material adverse effect on the Company's business and its prospects. Trade secrets and other proprietary information which are not protected by patents are also critical to the Company's business. The Company attempts to protect its trade secrets by, among other steps, entering into confidentiality agreements with third parties, employees and consultants. However, such other steps may be ineffective, may be found to be invalid by the laws of a particular state or country, and these agreements can be breached and, if they are and even if the Company is able to prove the breach or that its technology has been misappropriated under applicable state law, there may not be an adequate remedy available to the Company.
The Company must monitor and protect its internet domain names to preserve their value. The Company may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of its trademarks.
Third parties may acquire substantially similar domain names that decrease the value of the Company's domain names and trademarks and other proprietary rights which may hurt its business. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional "top-level" domains, which are the portion of the Web address that appears to the right of the "dot," such as "com," "gov" or "org." As a result, the Company may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which the Company conducts business, which could harm its business or reputation.
Claims that the Company misuses the intellectual property of others could subject the Company to significant liability and disrupt its business.
The Company may become subject to material legal proceedings and claims relating to intellectual property matters, including claims of infringement by competitors and other third parties with respect to current or future products, e-commerce and other web-related technologies, online business methods, trademarks or other proprietary rights. Its competitors, some of which may have substantially greater resources than the Company has and may have made significant investments in competing products and technologies, may have, or seek to apply for and obtain, patents, copyrights or trademarks that will prevent, limit or interfere with its ability to make, use and sell its current and future products and technologies. The Company may not be successful in defending allegations of infringement of these patents, copyrights or trademarks. Further, the Company may not be aware of all of the patents and other intellectual property rights owned by third parties that may be potentially adverse to its interests. The Company may need to resort to costly and time-consuming litigation to protect and/or enforce its proprietary rights or to determine the scope and validity of a third party's patents or other proprietary rights, including whether any of its products, technologies or processes infringe the patents or other proprietary rights of third parties. Any failure to enforce or protect its rights could cause the Company to lose the ability to exclude others from using its technologies to develop or sell competing products. The Company may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. In addition, while the Company maintains insurance for certain risks, the amount of its insurance coverage may not be adequate to cover the total amount of all insured claims and liabilities. It also is not possible to obtain insurance against all potential risks and liabilities. The outcome of any such proceedings is uncertain and, if unfavorable, could force the Company to discontinue sales of the affected products or impose significant penalties or restrictions on its business. The Company does not conduct comprehensive patent searches to determine whether the technologies used in its products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.
If the Company is unable to defend its intellectual property rights internationally, it may face increased competition outside the U.S., which could materially and adversely affect its future business, prospects, operating results and financial results and financial condition.
Risks Related to the Company's Regulatory Matters
The Company's failure to obtain and maintain FDA clearances or approvals on a timely basis, or at all, would prevent the Company from commercially distributing and marketing current or upgraded products in the United States, which could severely harm our business.
The Company's products, including the no!no!® family of products, are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements. Should the FDA require, or a change in current regulations occur, that our products be FDA-cleared for marketing and sale in the U.S. we may be required to incur significant expense and engage in a time consuming process seeking such approvals. If we were unable to obtain the required FDA approvals for these products or as necessary to make certain claims about the efficacy of the products, our sales of these products in the U.S. could be materially adversely affected.
The FDA clears marketing of lower-risk medical devices through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the pre-market approval (PMA). The PMA process is more costly, and more lengthy, than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA's satisfaction the safety and efficacy of the device for its intended use.
The Company does not currently have any products approved for market through the PMA process. Several products are cleared for market through the 510(k) pathway or are class I products which have been designated as exempt from premarket 510(k) notification requirements. The marketing and sale of our no!no!® family of consumer products in the United States (excluding no!no! Skin and no!no! Glow which have FDA clearance), a market that accounted for approximately 61% of the total sales of this line of products for the year ended December 31, 2013, does not currently require FDA marketing clearance. Accordingly, our no!no!® line of products does not currently have any FDA-cleared indications as to their efficacy in terms of long-term or permanent hair removal or reduction in hair re-growth. Accordingly, we are subject to limitations on the advertising claims we are allowed to make regarding the hair removal and hair reduction effects of our products.

The Company's failure to comply with U.S. federal, state and foreign governmental regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, or corrective action, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of the manufacturing facility are possible.

If required, clinical trials necessary to support a 510(k) notice or PMA application will be expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.
Initiating and completing clinical trials necessary to support a 510(k) notice or a PMA application will be time-consuming and expensive and the outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product the Company advances into clinical trials may not have favorable results in early or later clinical trials.
Conducting successful clinical studies will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by patients enrolled as subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. Patients may also not participate in our clinical trials if they choose to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.
Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy may be required and the Company may not adequately develop such protocols to support clearance and approval. Further, the FDA may require the Company to submit data on a greater number of patients than it originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis for any clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. The FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.
The Company's medical device operations are subject to pervasive and continuing FDA regulatory requirements.
Medical devices regulated by the FDA are subject to "general controls" which include: registration with the FDA; listing commercially distributed products with the FDA; complying with good manufacturing practices under the quality system regulations; filing reports with the FDA of and keeping records relative to certain types of adverse events associated with devices under the medical device reporting regulation; assuring that device labeling complies with device labeling requirements; reporting certain device field removals and corrections to the FDA; and obtaining premarket notification 510(k) clearance for devices prior to marketing. Some devices known as "510(k)-exempt" can be marketed without prior marketing clearance or approval from the FDA. In addition to the "general controls," some Class II medical devices are also subject to "special controls," including adherence to a particular guidance document and compliance with the performance standard. Instead of obtaining 510(k) clearance, some Class III devices are subject to premarket approval (PMA). In general, obtaining premarket approval to achieve marketing authorization from the FDA is a more onerous process than seeking 510(k) clearance.
Many medical devices, such as medical lasers, are also regulated by the FDA as "electronic products." In general, manufacturers and marketers of "electronic products" are subject to certain FDA regulatory requirements intended to ensure the radiological safety of the products. These requirements include, but are not limited to, filing certain reports with the FDA about the products and defects/safety issues related to the products as well as complying with radiological performance standards.

Noncompliance with applicable medical device controls or requirements and electronic product requirements causes the medical devices and/or electronic products to violate FDA law, which may expose the Company to legal action initiated by the Department of Justice (on behalf of the FDA) and/or various forms of FDA enforcement and compliance actions. These legal, enforcement and compliance actions include, but are not limited to the issuance of Warning Letters, untitled letters, recalls, fines, penalties, injunctions, seizures, prosecutions, adverse publicity (FDA press release), or other adverse actions.
Additionally, the Company must have the appropriate FDA clearances and/or approvals in order to lawfully market devices and or/drugs. The FDA may disagree that the Company has such clearance and/or approvals for all of its products.
Healthcare policy changes, including pending proposals to reform the U.S. healthcare system, may have a material adverse effect on the Company.
Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices the Company will be able to charge for its products, or the amounts of reimbursement available for its products from governmental agencies or third-party payors. These limitations could have a material adverse effect on the Company's financial position and results of operations.
Changes in the healthcare industry in the U.S. and elsewhere could adversely affect the demand for the Company's products as well as the way in which the Company conducts its business. From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of medical devices. On March 23, 2010, health reform legislation was approved by Congress and has been signed into law, but the legislation has been subject to judicial challenge and political opposition. The reform legislation provides that most individuals must have health insurance, will establish new regulations on health plans, and create insurance pooling mechanisms and other expanded public health care measures. The Company anticipates that out of the reform legislation will come a reduction in Medicare spending on services provided by hospitals and other providers and a form of sales or excise tax on the medical device manufacturing sector.
In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. The FDA is currently exploring ways to modify its 510(k) clearance process. In addition, due to changes at the FDA in general, it has become increasingly more difficult to obtain 510(k) clearance as data requirements have increased. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be. However, any changes could make it more difficult for the Company to maintain or attain clearance or approval to develop and commercialize our products and technologies.
Various healthcare reform proposals have also emerged at the state level. The Company cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on the Company. However, an expansion in government's role in the U.S. healthcare industry may lower reimbursements for the Company's products, reduce medical procedure volumes and adversely affect the Company's business, possibly materially. In addition, if the excise taxes contained in the House or Senate health reform bills are enacted into law, the Company's operating expenses resulting from such an excise tax and results of operations would be materially and adversely affected.

If the effectiveness and safety of the Company's devices are not supported by long-term data, the Company's revenues could decline.
The Company's products may not be accepted in the market if the Company does not produce clinical data supported by the independent efforts of clinicians. The Company received clearance from the FDA for the use of the XTRAC system to treat psoriasis based upon the Company's study of a limited number of patients. Safety and efficacy data presented to the FDA for the XTRAC system was based on studies on these patients. For the treatment of vitiligo, atopic dermatitis and leukoderma, the Company has received clearance from the FDA for the use of the XTRAC system based primarily on a showing of substantial equivalence to other previously cleared predicate devices. However, the Company may discover that physicians will expect clinical data on such treatments with the XTRAC system. The Company also may find that data from longer-term psoriasis patient follow-up studies may be inconsistent with those indicated by the Company's relatively short-term data. If longer-term patient studies or clinical experience indicate that treatment with the XTRAC system does not provide patients with sustained benefits or that treatment with the Company's product is less effective or less safe than the Company's current data suggests, the Company's revenues could decline. In addition, the FDA could then bring legal or regulatory enforcement actions against the Company and/or its products including, but not limited to, recalls or requirements for pre-market 510(k) authorizations. The Company can give no assurance that its data will be substantiated in studies involving more patients. In such a case, the Company may never achieve significant revenues or profitability.
Certain indications for use for the PTL light-based products are permitted in Europe and elsewhere in the world, but are not approved or cleared for marketing in the U.S. Such approvals/clearances in the U.S. could be costly and take significant time to obtain. If the Company is ultimately not approved or cleared to market the devices for these additional indications for use in the U.S., it is uncertain whether the products will be successful in the U.S.
If the Company is found to be promoting the use of its devices for unapproved or "off-label" uses or engaging in other noncompliant activities, the Company may be subject to recalls, seizures, fines, penalties, injunctions, adverse publicity, prosecution, or other adverse actions, resulting in damage to its reputation and business.
The Company's labeling, advertising, promotional materials and user training materials must comply with the FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA. Obtaining 510(k) clearance or PMA approval only permits the Company to promote its products for the uses specifically cleared by the FDA. Use of a device outside its cleared or approved indications is known as "off-label" use. Physicians and consumers may use the Company's products off-label because the FDA does not restrict or regulate a physician's choice of treatment within the practice of medicine nor is there oversight on patient use of over-the-counter devices. Although the Company may request additional cleared indications for our current products, the FDA may deny those requests, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared product as a condition of clearance. Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product.
If the FDA determines that the Company's labeling, advertising, promotional materials, or user training materials, or representations made by Company personnel, include the promotion of an off-label use for the device, or that the Company has made false or misleading or inadequately substantiated promotional claims, or claims that could potentially change the regulatory status of the product, the agency could take the position that these materials have misbranded the Company's devices and request that the Company modifies its labeling, advertising, or user training or promotional materials and/or subject the Company to regulatory or legal enforcement actions, including the issuance of an Untitled Letter or a Warning Letter, injunction, seizure, recall, adverse publicity, civil penalties, criminal penalties, or other adverse actions. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider the Company's labeling, advertising, promotional, or user training materials to constitute promotion of an unapproved use, which could result in significant fines, penalties, or other adverse actions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, we would be subject to extensive fines and penalties and the Company's reputation could be damaged and adoption of the products would be impaired. Although the Company intends to refrain from statements that could be considered off-label promotion of its products, the FDA or another regulatory agency could disagree and conclude that the Company has engaged in off-label promotion. For example, the Company has made statements regarding some of its devices that the FDA may view as off-label promotion. In addition, any such off-label use of the Company's products may increase the risk of injury to patients, and, in turn, the risk of product liability claims, and such claims are expensive to defend and could divert the Company's management's attention and result in substantial damage awards against the Company.
The Company currently markets the no!no!® product for hair removal. Based on previous feedback received from the FDA, this product is not considered a medical device so long as the Company does not promote the product for medical claims. Promotion of this product for claims beyond those agreed upon by the FDA may subject the product to regulation by the FDA, and may require clearance of a 510(k) notice to continue marketing the product.
The Company may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if the Company is unable to fully comply with such laws.
While the Company does not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, many healthcare laws and regulations apply to the Company's business. For example, the Company could be subject to healthcare fraud and abuse and patient privacy regulation and enforcement by both the federal government and the states in which the Company conducts its business. The healthcare laws and regulations that may affect the Company's ability to operate include:
•
the federal healthcare programs' Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•
federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services not provided as claimed and which may apply to entities like the Company to the extent that the Company's interactions with customers may affect their billing or coding practices;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as leading to regulations imposing certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Recently, the medical device industry has been under heightened scrutiny as the subject of government investigations and regulatory or legal enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If the Company's operations or arrangements are found to be in violation of any of the laws described above or any other governmental regulations that apply to the Company, the Company may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of its operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of the Company's operations could adversely affect its ability to operate its business and its financial results. The risk of the Company being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against the Company for violation of these laws, even if the Company successfully defends against that action and the underlying alleged violations, could cause the Company to incur significant legal expenses and divert its management's attention from the operation of its business. If the physicians or other providers or entities with whom the Company does business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on the Company's business.

The Company or its subsidiaries' failure to obtain or maintain necessary FDA clearances or approvals, or equivalents thereof in the U.S. and relevant foreign markets, could hurt our ability to distribute and market our products.
In both the Company's and its subsidiaries' United States and foreign markets, the Company and its subsidiaries are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at analogous levels of government in foreign jurisdictions.
For example, the Company's laser products are considered medical devices and are subject to extensive regulation in the U.S. and in foreign countries where we intend to do business. In addition, certain of the Company's skincare products and product candidates may fall under the regulatory purview of various centers at the FDA and in other countries by similar health and regulatory authorities. As the Company seeks to expand sales of its skincare products outside the U.S., we may encounter requirements that we did not anticipate or that we may not be able to satisfy.
In addition, the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of the Company's and its subsidiaries' products are subject to extensive regulation by various federal agencies, including, but not limited to, the FDA, the FTC, State Attorneys General in the United States, the Ministry of Health, Labor and Welfare in Japan, as well as by various other federal, state, local and international regulatory authorities in the countries in which its products are manufactured, distributed or sold. If the Company or its manufacturers fail to comply with those regulations, the Company and its subsidiaries could become subject to significant penalties or claims, which could harm its results of operations or its ability to conduct its business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of its products, resulting in significant loss of net sales. The Company's failure to comply with federal or state regulations, or with regulations in foreign markets that cover its product claims and advertising, including direct claims and advertising by the Company or its subsidiaries, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of its products. Further, the Company and its subsidiaries' businesses are subject to laws governing our accounting, tax and import and export activities. Failure to comply with these requirements could result in legal and/or financial consequences that might adversely affect its sales and profitability. Each medical device that the Company wishes to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA unless an exemption applies. Either process can be lengthy and expensive. The FDA's 510(k) clearance process may take from three to twelve months, or longer, and may or may not require human clinical data. The premarket approval process is much more costly and lengthy. It may take from eleven months to three years, or even longer, and will likely require significant supporting human clinical data. Delays in obtaining regulatory clearance or approval could adversely affect the Company's revenues and profitability. Although the Company has obtained 510(k) clearances for its XTRAC system for use in treating psoriasis, vitiligo, atopic dermatitis and leukoderma, and 510(k) clearances for its Omnilux devices as well as extensive 510(k) clearances for its surgical products, these clearances may be subject to revocation if post-marketing data demonstrates safety issues or lack of effectiveness. Similar clearance processes may apply in foreign countries. Further, more stringent regulatory requirements or safety and quality standards may be issued in the future with an adverse effect on the Company's business.
Although cosmetic products are not subject to any FDA premarket approval or clearance process, they must, nonetheless, comply with the FDA's formulation, manufacturing and labeling requirements or such products may be considered adulterated or misbranded by the agency which could subject the Company to potential regulatory or legal enforcement actions. Similar, or more stringent, requirements may apply in foreign jurisdictions as well.  The Company may also find that if its cosmetic products compete with a third-party's drug product, competitive and regulatory pressure may be applied against the cosmetic products. Some cosmetic products may be viewed by the FDA as drugs or devices to a large extent based upon the promotional claims or ingredients. Because there is a degree of subjectivity in determining whether marketing materials or statements constitute product claims and whether they involve drug claims, the Company's claims and interpretation of applicable regulations may be challenged, which could harm its business.

Sunscreen products that contain ingredients or make claims beyond those identified by the FDA in its sunscreen monograph and corresponding guidance documents are considered over-the-counter drugs. The cosmetics containing sunscreen ingredients are required to conform with the FDA's sunscreen monograph as well as other international regulatory requirements for sunscreen products. The FDA may view some of the Company's sunscreen products as new drugs if the FDA determines that its formula and/or claims are not in compliance with the monograph or applicable guidance.
Certain indications for use for the Company's PTL light-based products are permitted in Europe and elsewhere in the world, but are not cleared or approved for marketing in the U.S. Such clearances or approvals could be costly and take significant time to obtain. If the Company is not approved or cleared to market the indications for use in the U.S., it is uncertain whether the products will be successful in the U.S.
The Company has modified some of its products and sold them under prior 510(k) clearances. The FDA could decide the modifications required new 510(k) clearances and require the Company to cease marketing and/or recall the modified products.
Any modification to one of the Company's 510(k) cleared devices that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or a pre-market approval. The Company may be required to submit pre-clinical and clinical data depending on the nature of the changes and the product. The Company may not be able to obtain additional 510(k) clearances or pre-market approvals for modifications to, or additional indications for, its existing products in a timely fashion, or at all. Delays in obtaining future clearances or approvals would adversely affect its ability to introduce new or enhanced products into the market in a timely manner, which in turn would harm its revenue and operating results. The Company has modified some of its marketed devices, but the Company has determined, and may make such additional determinations in the future, that new 510(k) clearances or pre-market approvals are not required. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review the manufacturer's decision. The Company cannot be certain that the FDA would agree with any of its prior or future decisions not to seek new 510(k) clearances or pre-market approvals. If the FDA requires the Company to seek new 510(k) clearance or a pre-market approval for any modification, the Company also may be required to cease marketing, distributions and/or recall the modified device until the Company obtains such 510(k) clearance or pre-market approval, and may be subject to significant regulatory fines or penalties. The FDA could also bring legal or regulatory enforcement action against the Company or its products.
Any recall or FDA requirement that the Company seek additional approvals or clearances could result in significant delays, fines, increased costs associated with modification of a product, loss of revenue and potential operating restrictions imposed by the FDA. New submissions to obtain 510(k) clearance or PMA approval could require additional pre-clinical and/or clinical testing which could be expensive and time consuming.
There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.
Some of the Company's new or modified products may require the FDA clearance of a 510(k) notice. In addition some of the products may require clinical trials to support regulatory approval and we may not successfully complete these clinical trials. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse requests for 510(k) clearance or premarket approval of new products. Failure to receive clearance or approval for new products would have an adverse effect on the Company's ability to expand our business.

The results of the Company's clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.
Even if any of the Company's clinical trials are completed as planned, it cannot be certain that study results will support product candidate claims or that the FDA or foreign regulatory authorities will agree with our conclusions regarding them. Success in pre-clinical evaluation and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate's profile.
The Company's market acceptance in international markets requires regulatory approvals from foreign governments and may depend on third party reimbursement of participants' cost.
The Company has introduced its XTRAC system into markets in more than 30 countries in Europe, the Middle East, the Far East Asia, Southeast Asia, Australia, South Africa and parts of Central and South America. The Company intends to expand the number of countries in these markets where the Company distributes its products through the network of distributors which PTL and GlobalMed have built. The Company cannot be certain that its distributors will be successful in marketing XTRAC systems in these or other countries or that its distributors will purchase XTRAC systems beyond their current contractual obligations or in accordance with the Company's expectations.
Even if the Company obtains and maintains the necessary foreign regulatory registrations or approvals, market acceptance of the Company's products in international markets may be dependent, in part, upon the availability of reimbursement within applicable healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. The Company may seek international reimbursement approvals for its products, but the Company cannot assure you that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals in any given market could have a material adverse effect on the acceptance or growth of the Company's products in that market or others.
If the Company or its third-party manufacturers or suppliers fail to comply with the FDA's Quality System Regulation or any applicable state equivalent, the Company's manufacturing operations could be interrupted and the Company's potential product sales and operating results could suffer.
The Company and some of its third-party manufacturers and suppliers are required to comply with some or all of the FDA's drug Good Manufacturing Practices or its QSR, which delineates the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of the Company's medical devices. The Company and its manufacturers and suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if the Company markets its products overseas. The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. The Company's facilities have been inspected by the FDA and other regulatory authorities, and the Company anticipates that it and certain of its third-party manufacturers and suppliers will be subject to additional future inspections. If the Company's facilities or those of its manufacturers or suppliers are found to be in non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, FDA could take legal or regulatory enforcement actions against the Company and/or its products, including but not limited to the cessation of sales or the recall of distributed products, which could impair the Company's ability to produce its products in a cost-effective and timely manner in order to meet its customers' demands. The Company may also be required to bear other costs or take other actions that may have a negative impact on its future sales and its ability to generate profits.

Current regulations depend heavily on administrative interpretation. If the FDA does not believe that the Company is in substantial compliance with applicable FDA regulations, the agency could take legal or regulatory enforcement actions against the Company and/or its products. The Company is also subject to periodic inspections by the FDA, other governmental regulatory agencies, as well as certain third-party regulatory groups. Future interpretations made by the FDA or other regulatory bodies made during the course of these inspections may vary from current interpretations and may adversely affect the Company's business and prospects. The FDA's and foreign regulatory agencies' statutes, regulations, or policies may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend, prevent marketing of any cleared / approved products or necessitate the recall of distributed products. The Company cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.
Recently, the medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If the Company's operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to the Company, the Company may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines, or curtailment or restructuring of the Company's operations or activities could adversely affect its ability to operate its business and its financial results. The risk of the Company being found in violation of FDA laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against the Company for violation of these laws, even if the Company successfully defends against that action and its underlying allegations, could cause the Company to incur significant legal expenses and divert its management's attention from the operation of its business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, the Company may determine that the costs, both real and contingent, are not justified by the commercial returns to the Company from maintaining the dispute or the product.
Various claims, design features or performance characteristics of Company drugs, medical devices and cosmetic products, that the Company regarded as permitted by the FDA without marketing clearance or approval, may be challenged by the FDA or state regulators. The FDA or state regulatory authorities may find that certain claims, design features or performance characteristics, in order to be made or included in the products, may have to be supported by further studies and marketing clearances or approvals, which could be lengthy, costly and possibly unobtainable.
The Lumiere Excel and Lumiere Spa products are LED therapy products sold to tanning salons and spas. In 2011, the Texas Department of State Health Services (DSHS) challenged the Company's and its customers' right to make certain marketing claims for its Lumiere LED products. Texas DSHS had requested that the Company seek FDA feedback on the regulatory/marketing status of the Lumiere products. Prior to the Company engaging the FDA on this topic, the FDA issued a December 21, 2011 letter to the Indoor Tanning Association indicating that products, similar to the Lumiere, require 510(k) clearance. Despite the fact that the FDA issued a November 18, 2004 letter stating that the Lumiere did not require 510(k) clearance, the Company is in the early stages of obtaining a 510(k) clearance for the Lumiere products to continue marketing them. In March, 2012, the Company sent letters to all Lumiere customers throughout the United States, requested that they discontinue using any promotional literature made by PhotoMedex that includes therapeutic claims for red-light therapy now prohibited by the FDA (as described in the letter from FDA to the Indoor Tanning Association). The Company has, as of February 2012, suspended the marketing of, and shipments of throughout the United States, pending resolution of the Lumiere issues.

In January 2012, the FDA issued a Warning Letter to PhotoMedex, which further documented the findings from the FDA Inspection and the issues regarding certain marketing claims made at the time of the inspection in 2011 for one particular product family. The Warning Letter is a publicly available document. Considerable follow-up activities and consultation with outside counsel have since been employed to address the issues identified in the Warning Letter. Subsequently, the FDA conducted an inspection of one of the Company's facilities in the fourth quarter of 2012, to follow-up to the Inspection in 2011 and the above-mentioned Warning Letter issued in January 2012. A new Form FDA-483 (list of inspectional observations) related to complete closure of certain good manufacturing practice issues identified in the previous inspection and Warning Letter was issued to the Company during the follow-up inspection. The January 2012 Warning Letter and follow-up inspection in the fourth quarter 2012 were closed by FDA in March 2013. A second facility of PhotoMedex was inspected by FDA in September 2013. Form FDA-483 was issued, with all issues addressed and closed by FDA in January 2014. All pending regulatory matters have been successfully closed with FDA as of March, 2014.
The FDA determines whether a product is a cosmetic or a drug to a large extent based upon the claims made for the product. Because there is a degree of subjectivity in determining whether marketing materials or statements constitute product claims and whether they involve improper drug claims, our claims and our interpretation of applicable regulations may be challenged, which could harm our business.
If the Company fails to comply with ongoing regulatory requirements, or if it experiences unanticipated problems with products, these products could be subject to restrictions or withdrawal from the market.
The Company is also subject to similar state requirements and licenses. Failure by the Company to comply with statutes and regulations administered by the FDA and other regulatory bodies, discovery of previously unknown problems with its products (including unanticipated adverse events or adverse events of unanticipated severity or frequency), manufacturing problems, or failure to comply with regulatory requirements, or failure to adequately respond to any FDA observations concerning these issues, could result in, among other things, any of the following actions:
•	warning letters or untitled letters issued by the FDA;
•	fines, civil penalties, injunctions and criminal prosecution;
•	unanticipated expenditures to address or defend such actions;
•	delays in clearing or approving, or refusal to clear or approve, our products;
•	withdrawal or suspension of clearance or approval of our products by the FDA or other regulatory bodies;
•	product recall or seizure;
•	orders for physician or customer notification or device repair, replacement or refund;
•	interruption of production; and
•	operating restrictions.
If any of these actions were to occur, it would harm the Company's reputation and adversely affect its business, financial condition and results of operations.

The Company's medical products may in the future be subject to product recalls that could harm its reputation, business and financial results.
The FDA has the authority to require the recall of commercialized medical device products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by the Company or one of its distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of the Company's products would divert managerial and financial resources and have an adverse effect on its financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within ten (10) working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. The Company may initiate voluntary recalls involving its products in the future that the Company determines do not require notification of the FDA. If the FDA disagrees with the Company's determinations, they could require the Company to report those actions as recalls. A future recall announcement could harm the Company's reputation with customers and negatively affect its sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted. No recalls of the Company's medical products have been reported to the FDA.
If the Company's medical products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.
Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If the Company fails to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against the Company. Any such adverse event involving its products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of the Company's time and capital, distract management from operating our business, and may harm its reputation and financial results.
Risk Factors Relating to LCA-Vision
In evaluating and understanding LCA-Vision and its subsidiaries and their business, the investor should carefully consider (i) all of the information set forth in LCA-Vision's Annual Report on Form 10-K, including the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis, for the year ended December 31, 2013; (2) information in LCA-Vision's other filings with the SEC, including any reports on Forms 10-Q and 8-K and (3) the risks described below. These are not the only risks LCA-Vision faces. Additional risks not presently known or which LCA-Vision currently deems immaterial may also impact its business operations, and the risks identified below may adversely affect its business in ways it cannot currently anticipate. LCA-Vision's business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. LCA-Vision's filings with the Commission may be viewed on its web-site at www.lca-vision.com.

LCA incurred losses in 2012 and 2013 and in the nine months 2014.
LCA's procedure volume declined 9% in 2013 compared with 2012, and it incurred losses in both years due in large part to a weak overall economy, restructuring charges and investment in its refractive lens and cataract services expansion LCA sustained losses in three calendar quarters in 2012 and two calendar quarters in 2013. These continued losses have reduced LCA's working capital. LCA's procedure volume continued to decline by 6% in the nine months ended September 30, 2014, and it incurred losses for the nine months of 2014. LCA is uncertain as to how long the negative industry conditions will continue. There could be a number of other effects from these adverse economic conditions on its business, including reduced consumer demand for its services; insolvency of its patients, resulting in increased provisions for credit losses; insolvency of its key equipment suppliers; inability of consumers to obtain credit to finance some or all of the cost of their procedures; and decreased consumer confidence. If macroeconomic conditions do not improve, LCA's business, financial condition, results of operations and cash flows could be materially adversely affected.
The merger with PhotoMedex may cause disruption in LCA's business.
As LCA had previously disclosed, on February 13, 2014 it entered into a Merger Agreement with PhotoMedex pursuant to which PhotoMedex will acquire all of LCA's common stock for $5.37 per share in cash, or approximately $106.4 million, with the result that LCA will become a wholly-owned subsidiary of PhotoMedex.
The merger may result in a loss of key personnel and may disrupt LCA's sales and marketing or other key business activities, which may have an adverse impact on its financial performance. Additionally, the merger may impact LCA's relationships with third parties, including suppliers, distributors, customers and others. LCA has incurred and will continue to incur substantial financial advisory, legal, and other professional fees and expenses in connection with the merger.
Changes in general economic conditions may cause fluctuations in LCA's revenues and profitability.
The cost of laser vision correction procedures typically is not reimbursed by third-party payers such as health care insurance companies or government programs. Accordingly, as LCA has been experiencing presently and in prior fiscal periods, its operating results may vary based upon the impact of changes in the disposable income of consumers interested in laser vision correction, among other economic factors. A significant decrease in consumer disposable income in a weak economy results in a decrease in the number of laser vision correction procedures performed and a decline in LCA's revenues and profitability. In addition, weak economic conditions may cause some of its patients to experience financial distress or declare bankruptcy, which may negatively impact LCA's accounts receivable collection experience. Weak economic conditions also may change the risk profile or volume of business that LCA's unaffiliated finance company partner is willing to underwrite, which could adversely affect LCA's business, financial condition, results of operations and cash flows.
LCA's industry has historically been highly correlated with consumer confidence. Declines or volatility in consumer confidence may continue to negatively impact LCA's business.
Recessionary economic conditions, uncertainty in the credit markets, a period of rising energy costs and depressed housing prices have all contributed to a deterioration in volume of procedures performed, especially for patients at middle- and lower-income levels. Depressed consumer confidence negatively impacts LCA's procedure volume and financial performance. The current market conditions have created uncertainty and caused potential patients to be more cautious in their purchasing decisions.

LCA's quarterly and annual operating results are subject to significant fluctuations.
LCA's revenue and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter and from year to year depending on many factors, including but not limited to:
•	The number of laser vision correction procedures LCA performs
•	Fluctuating economic conditions in the geographic areas in which LCA operates, which can result in changes in demand for its laser vision correction services
•	The timing of advances by LCA's suppliers and the purchase of such advances or upgrades of equipment by LCA or its competitors
•	The impact of competitors, including those who compete by deeply discounting the price of laser vision correction services, in the geographic areas in which LCA operates
•	The opening, closing or expansion of vision centers
•	LCA's ability to manage equipment and operating costs
•	Collection rates on self-financed procedures
•	The availability of third-party financing for our patients
•	Regulatory matters
•	Litigation
•	Acquisitions and other transactions
In addition, LCA's revenue and operating results are subject to seasonal factors. In terms of the number of procedures performed, LCA's strongest quarter historically has been the first quarter of the year, and our business is generally weaker in the latter half of the year. Management believes these fluctuations are due primarily to:
•	The availability to potential patients of funds under typical employer medical flexible spending
•	Time constraints imposed by the summer vacation and holiday seasons and a desire by some individuals not to schedule procedures at those times of year
Reductions in revenues or net income between quarters or LCA's failure to achieve expected quarterly financial results could in the future result in a decrease in the market price of PhotoMedex common stock.
LCA's business relies heavily upon direct-to-consumer marketing.
The effectiveness of LCA's marketing programs and messages to consumers can have a significant impact on its financial performance. The effectiveness of marketing fluctuates, resulting in changes in the cost of marketing per procedure, and variations in LCA's margins. Less effective marketing programs could adversely affect LCA's business, financial condition and results of operations.
LCA derive substantially all of its revenue from laser vision correction services. A decrease in the provision of these services could result in a significant decrease in LCA's revenues and profitability.
LCA derives substantially all of its revenues from laser vision correction services. If LCA is not able to provide those services or the number of laser vision correction procedures it performs significantly decreases, LCA's revenues and results of operations will decrease materially. LCA does not currently have other matured diversified revenue sources to offset a significant decrease in revenues from its provision of laser vision correction services.

LCA's expansion into new services or products beyond laser vision correction may not be successful.
Beginning in 2011, LCA began offering standard cataract, premium IOL and ICL services in certain of its existing markets. In 2012, LCA expanded some of these initiatives to nine total markets utilizing its existing infrastructure from its laser vision correction centers. This diversification requires LCA to incur start-up losses, and LCA has not received significant revenues from these services. LCA's diversification into refractive lens and cataract services may not be successful, and LCA can give no assurance that it can develop these opportunities or that it will have adequate capital to do so.
If LCA is unable to attract and retain qualified independent ophthalmologists, its ability to maintain operations at existing vision centers, to attract patients or to open new vision centers could be negatively affected.
LCA generates our revenues through independent ophthalmologists who work with the company to perform surgeries. In states where the corporate practice of medicine is prohibited, LCA contracts with professional corporations for ophthalmologists to perform surgeries at the company's vision centers. The retention of those ophthalmologists is a critical factor in the success of LCA's existing vision centers, and the hiring of independent qualified ophthalmologists is a critical factor in LCA's ability to launch a new vision center successfully. However, it is sometimes difficult for LCAs to hire or retain qualified ophthalmologists. If LCA is unable consistently to hire and retain qualified ophthalmologists, its ability to open new vision centers, maintain operations at existing vision centers, and attract patients could be negatively affected.
Throughout 2013 and 2014, LCA continued to feature our ophthalmologists in local marketing materials. If LCA is unable to retain these featured ophthalmologists, its ability to maintain operations at existing vision centers and attract patients could be negatively affected.
If technological changes occur that render LCA's equipment or services obsolete, or increase its cost structure, LCA may need to make significant capital expenditures or modify its business model, which could cause its revenues or results of operations to decline.
Industry, competitive or clinical factors, among others, may require LCA to introduce alternate ophthalmic laser technology or other surgical or non-surgical methods for correcting refractive vision disorders than those that LCA currently uses in its laser vision correction centers. Such alternative technologies could include various intraocular lens technologies or other new technologies. Introducing such technology could require significant capital investment or force the company to modify its business model in such a way as to make its revenues or results of operations decline. An increase in costs could reduce LCA's ability to maintain its margins. An increase in prices could adversely affect LCA's ability to attract new patients.
If a better-financed or lower-cost provider of laser vision correction or a competing vision treatment forces LCA to lower its laser surgery prices in a particular geographic area, our revenues and results of operations could decline.
Laser eye surgery competes with other surgical and non-surgical treatments for refractive vision disorders, including eyeglasses, contact lenses, other types of refractive surgery, corneal implants and other technologies currently under development. Among providers of laser vision correction, competition comes from firms similar to LCA and from hospitals, hospital-affiliated group entities, physician group practices and private ophthalmologists, among others that, in order to offer laser vision correction to patients, purchase or rent excimer lasers. Suppliers of conventional eyeglasses and contact lenses, such as optometry chains, also may compete with LCA by purchasing laser systems and offering laser vision correction to their customers.
Some of LCA's current competitors or other companies that may choose to enter the industry in the future, including laser manufacturers themselves, may have substantially greater financial, technical, managerial, marketing or other resources and experience than LCA does and may be able to compete more effectively. Similarly, competition could increase if the market for laser vision correction does not experience growth, and existing providers compete for market share. Additional competition may develop, particularly if the price to purchase or rent excimer laser systems decreases. LCA's management, operations, strategy and marketing plans may not be successful in meeting this competition.

If more competitors offer laser vision correction or other competitive types of vision treatments in a given geographic market, LCA might find it necessary to reduce the prices it charges, particularly if competitors offer the procedures at lower prices than LCA does. If that were to happen or LCA were not successful in cost effectively acquiring patients for its procedures, it may not be able to make up for the reduced gross profit margin by increasing the number of procedures that it performs, and its business, financial condition and results from operations could be adversely affected, as the company has experienced in prior fiscal periods.
LCA's business has been adversely affected in the past by deeply-discounted pricing by some competitors, and it is possible that such competitive practices may adversely affect LCA's business in the future.
In the past, certain competitors have utilized deeply-discounted pricing in an effort to generate procedure volume. This practice has caused periods of intense price competition in LCA's industry. As a result, LCA has lowered its prices in the past in order to remain competitive. LCA currently faces competitors offering discounted prices, including several providers of laser vision correction procedures, in some geographic markets where LCA conducts business. It is possible that, in the future, business, financial condition and results of operations could be adversely affected, as a result of the discounting practices of competitors.
LCA has credit risk from accounts receivable from internally financed patients.
A significant percentage of LCA's patients finance some or all of the cost of their procedure. LCA provides certain of its patients, including patients who could not otherwise obtain third-party financing, with the ability to pay for LCA procedures with direct financing. The terms of such direct financing typically require the patient to pay a down-payment, with the remaining balance paid by the patient from 12 to 36 monthly installments. As of September 30, 2014, LCA held $5.3 million in gross patient receivables. As of December 31, 2013, LCA held $5.4 million in gross patient receivables, compared to $5.5 million as of December 31, 2012. LCA is exposed to significant credit risk from its direct financing program, particularly given that patients who participate in the program generally have not been deemed creditworthy by third-party financing companies with more experience in credit issues. If the uncollectible amounts exceed the amounts that LCA has reserved, LCA could be required to write down its accounts receivable, and its cash flow and results of operations would be adversely affected.
Extensive state and federal laws and regulations, some of which may be applicable to LCA's business operations, regulate the extension of credit to patients. Non-compliance could subject LCA to litigation, enforcement action, or civil or criminal penalties. Any such action could have a material adverse effect on LCA's business, financial condition, results of operations and cash flows.
Concerns about potential side effects and long-term results may negatively impact market acceptance of laser vision correction, result in potential liability for LCA and prevent the company from growing its business.
Some people and publications have raised concerns with respect to the predictability and stability of results and potential complications or side effects of laser vision correction. Physicians have provided laser vision correction in the United States since 1995. Any long-term complications or side effects of laser vision correction may call into question its safety and effectiveness, which in turn may negatively affect market acceptance of laser vision correction. Complications or side effects of laser vision correction could lead to professional liability, malpractice or other claims against LCA and product liability claims against the manufacturers of LCA's lasers. Courts have awarded several significant verdicts against non-affiliated refractive surgeons in the past. Consequences of proceedings could include increased liability to LCA in connection with malpractice litigation, increased difficulty in hiring and retaining qualified independent ophthalmologists who may be wary of the increased liability associated with laser eye surgery, and decreased operational and financial yield from pre-operative examinations, among other effects that would be adverse to LCA's business, financial condition, and results of operations.

Some of the possible side effects of laser vision correction may include:
•	Foreign body sensation
•	Pain or discomfort
•	Sensitivity to bright lights
•	Blurred vision or haze
•	Dryness or tearing
•	Fluctuation in vision
•	Night glare and halos
•	Poor or reduced visual quality
•	Over-correction or under-correction
•	Regression
•	Decreased corneal integrity
•	Corneal flap or corneal healing complications
•	Loss of best corrected visual acuity
•	Inflammation or infection of the eye
•	Need for corrective lenses or reading glasses post-operatively
•	Need for further treatment
•	Ectasia
LCA depends on limited sources for the excimer lasers and diagnostic equipment it uses and for the third-party financing made available to LCA's patients. Shortages of these items or services could hinder the company's ability to increase its procedure volume.
LCA uses two suppliers, AMO and Alcon, for its excimer lasers. If either or both of these companies became unwilling or unable to supply LCA with excimer lasers and diagnostic equipment or to repair or replace parts or to provide services, LCA's ability to maintain or increase its capacity to perform laser vision correction services at existing vision centers or to open new vision centers could be restricted.
LCA currently relies on AMO to provide the company with femto-second lasers and patient interface kits, the devices used to create the corneal flap in the LASIK procedure, and the company also relies on McKesson for other disposable items required for LASIK. If LCA were to require alternate or additional suppliers, there can be no assurance that such items would be available in the quantities, at the costs or within the time frames that LCA requires. Any shortages in LCA's supplies of this equipment could limit its ability to maintain or increase the volume of procedures that the company performs, which could adversely affect its business, financial condition and results from operations.
LCA currently relies exclusively on one unaffiliated finance company for third-party financing made available to its patients. The percentage of LCA's patients who choose to obtain financing from this unaffiliated finance company is significant. LCA cannot give assurance that financing services will be available on terms or at interest rates or costs that LCA or its patients may require. Any reduction in available financing could limit LCA's ability to maintain or increase the volume of procedures that it performs, which could adversely affect LCA's business, financial condition and results from operations.

LCA's business may be impaired due to government regulations which could restrict its equipment, services and relationships with ophthalmologists, optometrists and other healthcare providers.
LCA, excimer laser manufacturers and our other business partners, including managed care companies and third-party patient financing companies, among others, are subject to extensive federal, state and foreign laws, rules and regulations, including all or some of the following:

•	Federal restrictions on the approval, distribution and use of medical devices
•	Federal and state anti-kickback laws
•	Fee-splitting laws in some states
•	Corporate practice of medicine restrictions in some states
•	Federal and state physician self-referral laws
•	Federal and state information privacy and security laws
•	Anti-fraud provisions in some states
•	Facility license requirements and certificates of need in some states
•	Conflict of interest regulations in some states
•	FDA, FTC, and state rules and regulations regarding advertising and marketing practices
•	Credit and financing regulation
Some of these laws and regulations are vague or ambiguous, and courts and regulatory authorities have not always provided clarification. Moreover, state and local law, including, but not limited to those on sales and use taxes, vary from jurisdiction to jurisdiction. As a result, some of LCA's activities could be challenged, the success of which cannot be predicted.
The failure of LCA's suppliers to obtain regulatory approvals for any additional uses of excimer or femto-second lasers or otherwise comply with regulatory requirements could limit the number of excimer or femtosecond lasers that LCA has available for use and, therefore, limit the number of procedures that the company can perform.
Failure of the laser manufacturers to comply with applicable FDA requirements could subject LCA, the independent ophthalmologists who practice in LCA's vision centers or those manufacturers to enforcement actions, including product seizure, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements, or any adverse regulatory action, could result in limitations or prohibitions on our use of excimer or femto-second lasers. Any such actions or proceedings could result in negative publicity, which in turn could result in decreased demand for LCA's services and decrease its capacity to perform laser vision correction services.
LCA's business depends heavily on advertising, which is subject to regulation by the Federal Trade Commission (the "FTC") and various state boards of medicine and optometry. LCA is subject to a 2003 FTC Consent Order in which it was agreed, among other things, that LCA would not represent in its advertising that its LASIK surgery services eliminate the need for glasses and contacts for life, pose significantly less risk to patients' eye health than wearing glasses or contacts, or eliminate the risk of glare and haloing, unless, at the time that such a representation is made, the company possesses and relies upon competent and reliable scientific evidence that substantiates the representation. LCA cannot be certain that this order to which it agreed, or any future action by the FTC, will not restrict LCA's laser vision correction services, or otherwise result in negative publicity and damage our reputation.

LCA's business may be adversely impacted by health care reform.
The Patient Protection and Affordable Care Act ("PPACA"), as amended by the Health Care and Education Reconciliation Act ("HCERA," and together with PPACA the "Affordable Care Act") was signed into law on March 23, 2010. The Affordable Care Act contains provisions affecting numerous aspects of the health care and insurance industries. Effective in 2013, the Affordable Care Act limits flexible spending account contributions to $2,500, which may continue to negatively impact LCA's business because many of its customers use flexible spending accounts to pay for the company's procedures. These changes could have a material adverse effect on LCA's business, financial condition, results of operations and cash flows.
The FDA is conducting a study to examine LASIK's impact on quality of life, the results of which could adversely impact broader market acceptance, and LCA's profitability and growth.
The FDA has launched a collaborative study with the National Eye Institute and the U.S. Department of Defense to examine LASIK's potential impact on quality of life. The goal of the LASIK Quality of Life Collaboration Project is to determine the percentage of patients with significant quality of life problems after LASIK surgery and to identify predictors of these problems. The results of the project will help identify factors that can affect quality of life following LASIK and potentially reduce the risk of adverse effects that can impact the surgical outcome. If any of these factors are related to the safety or effectiveness of the lasers used in LASIK surgery, the FDA will evaluate whether any action is necessary. The project is part of the FDA's ongoing effort to better monitor and improve the safety and effectiveness of the lasers used in LASIK surgery. The results of this study could adversely impact broader market acceptance of LASIK, which could have a direct impact on our profitability and growth. In addition, any new adverse regulatory actions by the FDA could result in limitations or prohibitions with respect to LASIK surgery.
We are subject to lawsuits for patient injuries, which could subject us to significant judgments and damage our reputation.
The laser vision correction procedures performed in our vision centers involve the risk of injury to patients. Such risk could result in professional liability, malpractice, or other claims brought against us, or our independent ophthalmologists and optometrists based upon injuries or alleged injuries associated with malpractice by an ophthalmologist, optometrist, technician or other healthcare professional. Product liability claims could also be made against LCA's manufacturers associated with defects in their products. Some injuries or defects may not become evident for a number of years. Significant lawsuits against LCA could subject the company to significant judgments and damage its reputation. In addition, a partially or completely uninsured claim against LCA could have a material adverse effect on its business, financial condition and results of operations. LCA relies primarily and intend to continue to rely primarily on the independent ophthalmologists' professional liability insurance policies and the manufacturers' product liability insurance policies, although LCA has limited umbrella general and professional liability insurance. LCA requires the independent ophthalmologists who use LCA's vision centers to maintain professional liability insurance, though an inability of an ophthalmologist to procure insurance could disrupt business while a replacement ophthalmologist is being recruited.
The availability of professional liability insurance has decreased and its cost has increased for a variety of reasons, including reasons outside LCA's control, particularly in certain states. A future increase in cost could adversely affect the results of operations of LCA' business, and a future lack of availability of coverage for LCA or its independent ophthalmologists could result in increased exposure to liability and potentially limit LCA' ability to expand in certain markets.
LCA owns a captive insurance company and its payment of significant claims could affect its results of operations and financial condition.
LCA maintains a captive insurance company to provide professional liability insurance coverage for claims brought against the company and its optometrists after December 17, 2002. In addition, LCA's captive insurance company's charter allows it to provide professional liability insurance for LCA's ophthalmologists. LCA's captive insurance company is capitalized and funded by LCA based on actuarial studies performed by an independent insurance consulting and management firm. LCA uses the captive insurance company for both the primary insurance and excess liability coverage. A number of claims are now pending with LCA's captive insurance company. The payment of significant claims by LCA's captive insurance company could adversely affect LCA's business, financial condition and results of operations.

Disputes with respect to intellectual property could result in a decrease in revenues and profitability.
LCA has not registered all of the names it uses for our products and services with the United States Patent and Trademark Office. Some of LCA's internal processes and systems do not have intellectual property protection. If a competitor were to attempt to use the company's names, processes or systems, LCA may not be able to prevent such use. The unauthorized use of LCA's name could cause confusion among patients, and the misappropriation of internal processes or systems could reduce LCA's competitive advantages, either of which could adversely affect LCA's business, financial condition and results of operations.
The loss of the services of any members of LCA's senior management team could impair its ability to execute its business strategy and as a result, reduce our sales and profitability.
LCA depends on the continued services of its senior management team. The loss of key personnel could have a material adverse effect on LCA's ability to execute its business strategy and on its business, financial condition and results of operations. LCA does not maintain key-person insurance for members of its senior management team. LCA's merger with PhotoMedex may cause disruption in its business.
Risk Factors Relating to the Merger with LCA
Limitation on use of net operating losses
The ability of PhotoMedex and LCA to use their respective net operating loss ("NOL") carryforwards to offset future taxable income in a separate or combined tax filing for U.S. federal income tax purposes may be limited as a result of the merger. In particular, LCA's ability to use its NOL carryforwards will be limited as a result of its "ownership change" following the merger. In addition, the amount of such NOL carryforwards could be subject to adjustment in the event of an IRS examination. There can be no assurance that the benefit of such NOL carryforwards will be fully realized.
If the merger closes, LCA will undergo an "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). If a corporation undergoes such an "ownership change", the amount of its pre-change NOL that may be utilized to offset future taxable income is subject to an annual limitation. The annual limitation generally is determined by multiplying the value of the corporation's stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by recognized built-in gains or reduced by recognized built-in losses in the assets held by the corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.
Litigation or governmental order may prevent the completion of the acquisition.
Litigation against PhotoMedex, Gatorade Acquisition Corp., LCA and/or the directors of PhotoMedex, Gatorade Acquisition Corp. or LCA could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company's business, financial condition or results of operations following the merger. As of March 17, 2014, four such suits have been brought in either the Court of Chancery for the State of Delaware and in the Court of Common Pleas for Hamilton County, Ohio, seeking injunctive relief and unspecified damages (see Legal Proceedings – page 58 for further information).
One of the conditions to the closing of the merger is that no order issued by a governmental authority of competent jurisdiction or law or other legal restraint or prohibition making the merger illegal or permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the merger or the other transactions contemplated by the merger agreement be in effect. Consequently, if any plaintiffs in a litigation against PhotoMedex, Gatorade Acquisition Corp. or LCA, or any of their respective directors, secures injunctive or other relief prohibiting, delaying, or otherwise adversely affecting the defendants' ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all. If completion of the merger is prevented or delayed, it could result in substantial costs to PhotoMedex and LCA. In addition, PhotoMedex and LCA could incur significant costs in connection with the lawsuits, including costs associated with the indemnification of LCA's directors and officers.

Following the merger, the combined company may be unable to retain key employees.
The success of PhotoMedex after the merger will depend in part upon its ability to retain key LCA and PhotoMedex employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with PhotoMedex or LCA following the merger. While PhotoMedex has retained the services of certain key LCA employees under new Employment Agreements with PhotoMedex post-merger, there can be no assurance given that PhotoMedex and LCA will be able to retain key employees to the same extent as in the past.
Risk Factors Relating to an Investment in our Securities
Potential fluctuations in the Company's operating results could lead to fluctuations in the market price for the Company's common stock.
The Company's results of operations are expected to fluctuate significantly from quarter to quarter, depending upon numerous factors, including:
•	the present macro-economic uncertainty in the global economy and financial industry and governmental monetary and fiscal programs to stimulate better economic conditions;
•	healthcare reform and reimbursement policies;
•	demand for the Company's products;
•	changes in the Company's pricing policies or those of its competitors;
•	increases in the Company's manufacturing costs;
•	the number, timing and significance of product enhancements and new product announcements by the Company and its competitors;
•	the termination or expiration of significant royalty-generating licensing contracts to which the Company is party;
•
the expiration of certain of the Company's patents, the issuance of certain the Company's patent applications, and/or if certain of the Company's patent applications fail to issue and prosecution has terminated;

•
The Company's ability to develop, introduce and market new and enhanced versions of its products on a timely basis considering, among other things, delays associated with the FDA and other regulatory approval processes and the timing and results of future clinical trials;

•	Acts of terrorism in Israel or in other countries in which we do business;
•	developments in existing or new litigation; and
•	product quality problems, personnel changes and changes in the Company's business strategy.
Variations in the above operating factors could lead to significant fluctuations in the market price of the Company's stock.

The Company's stock price has been and continues to be volatile.
The market price for the Company's common stock could fluctuate due to various factors. In addition to other factors described in this section, these factors may include, among others:
•	conversion of outstanding stock options or warrants;
•	announcements by the Company or its competitors of new contracts, products, or technological innovations;
•	developments in existing or new litigation;
•	changes in government regulations;
•	fluctuations in the Company's quarterly and annual operating results; and
•	general market and economic conditions.
In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of the Company's common stock.
The Company's program to repurchase its securities, partially in relation to short-selling of its securities, may not be successful to stem such short-selling.
The Company embarked on a program of limited repurchases of its securities in 2012 and 2013. Short-selling of its securities was believed to have caused investors with a long-term interest in the Company to demand that the company share their long-term view. The Company believes that the effects of its repurchase program will demonstrate the long-term view of its long-term investors. However, there can be no guarantee that the program will be regarded as successful.
Shares eligible for future sale by the Company's current or future stockholders may cause the Company's stock price to decline.
If the Company's stockholders or holders of the Company's other securities sell substantial amounts of the Company's common stock in the public market, including shares issued in completed acquisitions or upon the exercise of outstanding options and warrants, then the market price of the Company's common stock could fall.
Issuance of shares of the Company's common stock upon the exercise of options or warrants will dilute the ownership interest of the Company's existing stockholders and could adversely affect the market price of the Company's common stock.
As of March 14, 2014, the Company had outstanding stock options to purchase an aggregate of 1,192,679 shares of common stock and warrants to purchase an aggregate of 1,058,679 shares of common stock. The exercise of the stock options and warrants and the sales of stock issuable pursuant to them would further reduce a stockholder's percentage voting and ownership interest. Further, the stock options and warrants are likely to be exercised when the Company's common stock is trading at a price that is higher than the exercise price of these options and warrants and the Company would be able to obtain a higher price for the Company's common stock than the Company would receive under such options and warrants. The exercise, or potential exercise, of these options and warrants could adversely affect the market price of the Company's common stock and the terms on which the Company could obtain additional financing. The ownership interest of the Company's existing stockholders may be further diluted through adjustments to certain outstanding warrants under the terms of their anti-dilution provisions.

Securities analysts may not initiate coverage for the Company's common stock or may issue negative reports and this may have a negative impact on the market price of the Company's common stock.
The trading market for the Company's common stock may be affected in part by the research and reports that industry or financial analysts publish about the Company or the Company's business. It may be difficult for companies such as the Company, with smaller market capitalizations, to attract a sufficient number of securities analysts that will cover the Company's common stock. If one or more of the analysts who elect to cover the Company downgrades the Company's stock, the Company's stock price would likely decline rapidly. If one or more of these analysts ceases coverage of the Company, the Company could lose visibility in the market, which in turn could cause its stock price to decline. This could have a negative effect on the market price of the Company's stock.
Our management will have broad discretion over the use of the proceeds from the future sale of the securities.
In connection with the future sale of our securities, our management will have broad discretion to use the net proceeds from such sale, and investors will be relying on the judgment of our management regarding the application of such proceeds. Our management might not be able to yield a significant return, if any, on any investment of the net proceeds.
The Company has not paid dividends in the past and does not expect to pay dividends in the future.
The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all future earnings for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of the Company's board of directors and will depend on the Company's results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of the Company's future debt agreements and other factors the Company's board of directors may deem relevant. If the Company does not pay dividends, a return on your investment will only occur if the Company's stock price appreciates.
The Company's future capital needs could result in dilution of your investment.
The Company's board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of the Company's common stock or other securities. These issuances would likely dilute the ownership interests of the Company's current investors and may dilute the net tangible book value per share of the Company's common stock. Investors in subsequent offerings may also have rights, preferences and privileges senior to the Company's current stockholders which may adversely impact the Company's current stockholders.
Our directors, executive officers and principal stockholders currently have substantial control over us and could delay or prevent a change in corporate control.
As of December 31, 2014, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, approximately 47.06% of our outstanding common stock. As a result, these stockholders, if they were to act together, could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, if they were to act together, could have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:
•	delaying, deferring or preventing a change in corporate control;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

Nevada law and the Company's charter documents contain provisions that could delay or prevent actual and potential changes in control, even if they would benefit stockholders.
As of December 30, 2010, the Company became a corporation chartered in the State of Nevada. The Company is subject to provisions of the Nevada corporate statutes which prohibit a business combination between a corporation and an interested stockholder, which is generally a stockholder holding 10% or more of a company's stock.
The Company's articles of incorporation authorize the issuance of preferred shares which may be issued with dividend, liquidation, voting and redemption rights senior to our common stock without prior approval by the stockholders. The preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of preferred stock in one or more series, with such designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.
The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of the Company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to the Company and its stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. The Company presently has no plans to issue any preferred stock.
These and other provisions in the Nevada corporate statutes and our charter documents could delay or prevent actual and potential changes in control, even if they would benefit the Company's stockholders.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares by the selling stockholders.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and expenses and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK
General
As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of January 8, 2015, there were 20,374,582 shares of our common stock outstanding and no shares of preferred stock outstanding.
The following summary description of our capital stock is based on the provisions of our articles of incorporation and bylaws and the applicable provisions of the Nevada Revised Statutes ("NRS"). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our articles of incorporation and bylaws, and the NRS and such agreement. For information on how to obtain copies of our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see "Where You Can Find More Information."

Common Stock
Voting Powers
The outstanding shares of PhotoMedex common stock are fully paid and non-assessable. Except as otherwise provided by law, as set forth in the PhotoMedex articles of incorporation, the holders of common stock will have general voting power on all matters as a single voting group. Holders of PhotoMedex common stock are entitled to one vote, in person or by proxy, for each share held of record on all matters submitted to a vote of the stockholders. Holders of PhotoMedex common stock are not entitled to cumulative voting of their shares in elections of directors.
Dividends
Subject to the provisions of applicable law, including the NRS, the holders of shares of PhotoMedex common stock are entitled to receive, when and as declared by the board of directors, dividends or other distributions (whether payable in cash, property, or securities of PhotoMedex) out of the assets of PhotoMedex legally available for such divid3nds or other distributions. However, pursuant to current credit arrangements, PhotoMedex may not declare or pay dividends to its stockholders until the amounts owed under such arrangements have been satisfied.
Preemptive Rights
No holder of shares of any capital stock of PhotoMedex has any preemptive right under the articles of incorporation to subscribe for, purchase, or otherwise acquire shares of any class or series of capital stock of PhotoMedex
Anti-takeover Provisions
The provisions of NRS 78.378 to NRS 78.3793 are applicable to PhotoMedex. These NRS statutory provisions provide that persons who acquire a "controlling interest" in a company may only be given full voting rights in their shares if such rights are conferred by the disinterested stockholders of the company at an annual or special meeting. However, any disinterested stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares, if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares. This statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada.
SELLING STOCKHOLDERS
We issued 645,000 shares of our common stock and warrants to purchase 322,500 shares of our common stock in a private placement of securities that closed on December 12, 2014. The private placement transaction was exempt from the registration requirements of the Securities Act of 1933, as amended. We have agreed with each selling stockholder to file a registration statement to register for resale the shares of common stock and shares of common stock underlying the warrants we issued in the private placement transaction in order to permit the selling stockholders to offer the shares for resale from time to time. Such shares may also be sold by donees, pledgees, and other transferees or successors in interest of the selling stockholders. As noted in the footnotes below, two of the selling stockholders -- Messrs. Frischer and Goldman -- have not held any position or office with us or any of our predecessors or affiliates within the last three years nor has either gentleman had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities. And as noted in the footnotes, the three other selling stockholders have served and continue to serve on our Board of Directors.
The information in the table below is based on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within sixty (60) days of the date of this prospectus – January 9, 2015 - are considered outstanding without regard to any limitations on exercise; these shares, however, are not considered outstanding as of January 9, 2015 when computing the percentage ownership of each other person. Percentage of ownership is based on 20,374,582 shares outstanding on January 8, 2015.

The information in the table below regarding the shares of common stock beneficially owned after the offering assumes that all of the shares offered by the selling stockholders, including the shares of common stock acquired upon exercise of warrants, are sold, and that the selling stockholders acquire no additional shares of common stock before completion of the offering. Unless otherwise indicated in the footnotes to this table, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent that such authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering (1)	Number of Common Shares Offered (1)	Number of Warrant Shares Being Offered (1)	Number of Common Shares Beneficially Owned After Offering(1)	% Beneficially Owned After Offering

Charles Frischer (2)	886,928	100,000	50,000	786,928	3.85
Neal Goldman(3)	1,050,099	50,000	25,000	1,000,099	4.91
James Sight (4)	404,496	150,000	75,000	254,496	1.25
Yoav Ben-Dror(5)	1,495,921	115,000	57,500	1,380,921	9.78
Lewis C. Pell (6)	2,005,319	230,000	115,000	1,775,319	8.71

Totals:		645,000	322,500

(1)
The warrants have an exercise price of $2.25 per share. The warrants are fully vested but may be exercised only from December 12, 2015 to December 12, 2017. For purposes of determining the beneficial ownership of a discrete selling stockholder, the Warrant Shares are not treated as outstanding because they are not exercisable prior to or within 60 days of the date of this prospectus.

(2)
Besides the 100,000 shares owned outright and the 50,000 shares underlying the warrants, which are being offered hereby, Mr. Frischer has represented that he also owns 710,000 shares owned outright, with sole voting and dispositive authority, 17,800 shares through a family partnership of which he is the sole general partner, having thereby sole authority to vote and dispose of the shares held therein; he owns 50% of the partnership units but may be deemed to own 100% of such units through attribution. Mr. Frischer also is the sole owner of 59,128 fully vested and exercisable warrants. Charles Frischer is a high net worth, accredited investor. He has not been an affiliate of PhotoMedex in the last three years.

(3)
Besides the 50,000 shares owned outright and the 25,000 shares underlying the warrants, which are being offered hereby, Mr. Goldman has represented that he also owns 300,000 shares through Goldman Capital Partners LP, a hedge fund, and 20,000 shares through an IRA of his. Mr. Goldman has sole authority to vote and dispose of the shares in the hedge fund and the IRA.  Mr. Goldman may also be deemed to own 680,099 shares owned by Goldman Capital Management; he has shares voting and dispositive power over such shares. Mr. Goldman is an accredited, high net worth investor..

(4)
Besides the 150,000 shares owned outright and the 75,000 shares underlying the warrants, which are being offered hereby, Mr. Sight has represented that he owns, with sole power to vote and dispose, 196,208 shares of PhotoMedex common stock and 58,288 warrants immediately exercisable before the date of this prospectus  and no options or other derivatives. James W. Sight was appointed to our Board of Directors on May 26, 2010, and served as Non-Executive Vice Chairman. Mr. Sight, an investor serving on the board of directors of various other public companies, has over 20 years of experience in corporate restructurings and financings.

(5)
Besides the 115,000 shares owned outright and the 57,500 shares underlying the warrants, which are being offered hereby. Dr. Ben-Dror has represented that he owns, with sole voting and disposal authority, 1,380,921 shares of PhotoMedex common stock, of which 1,255,843 shares are owned directly by Dr. Ben-Dror and 125,078 are owned by Gohan Investments Ltd., of which Dr. Ben-Dror is the 100% owner. Dr. Ben-Dror owns no options, warrants or other derivatives. Dr. Ben-Dror was appointed to our Board of Directors and was elected to serve as Non-Executive Vice Chairman on December 12, 2011. Dr. Ben-Dror was the chairman of Radiancy's Board since 2006. He is an entrepreneur with more than 30 years of experience in technology, medical devices and financial innovations.

(6)
Besides the 230,000 shares owned outright and the 115,000 shares underlying the warrants, which are being offered hereby, Mr. Pell has represented that he owns 1,175,319 shares of PhotoMedex common stock directly and 600,000 shares through trusts with respect to which Mr. Pell may be deemed to have beneficial ownership. Mr. Pell has no options, warrants or other derivatives. Mr. Pell was appointed to our Board of Directors and was unanimously elected to serve as Non-Executive Chairman of the Board on December 12, 2011. Mr. Pell was a member of Radiancy's Board since 1998. Mr. Pell has founded over a dozen successful medical technology companies during the past three decades.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, except that the three directors who are selling stockholders must also observe the restrictions applicable to directors in Rule 144. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales, subject to restrictions set forth in the Securities Purchase Agreements;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.
The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus. or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.
We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.
The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.
The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders
The transfer agent and registrar for the common stock of PhotoMedex is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103, and may be reached at (800) 733-1121. Broadridge can evidence a stockholder's ownership in our common stock through book-entry accounting or through issuance of paper stock certificates.

LEGAL MATTERS
The validity of the shares offered by this prospectus has been passed upon by Woodburn & Wedge, Reno, Nevada.

EXPERTS
The audited consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of PhotoMedex, Inc., incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Fahn Kanne Co. Grant Thornton Israel ("Grant Thornton Israel"), independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of LCA-Vision Inc. appearing in LCA-Vision Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedule appearing therein) have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the SEC's Public Reference Room at prescribed rates. You should call 1-800-SEC-0330 for more information on the SEC's Public Reference Room. Our SEC filings are also available to you free of charge at the SEC's Internet website at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our Internet website at http://www.photomedex.com .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC permits us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. In addition to the documents already filed, all reports and other documents which we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this registration statement in which this prospectus is contained and prior to effectiveness of the registration statement shall also be incorporated by reference in this prospectus. Furthermore, all reports and other documents which we file in the future with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the sale of all shares covered by this prospectus, shall also be incorporated by reference in this prospectus.
•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014; June 30, 2014; and September 30, 2014;

•
Our Current Reports on Form 8-K filed with the SEC on January 29, February 7, February 13, February 19, March 4 (two filings covering Items 5.02 and 8.01), March 19, May 13, July 28, July 30, July 31, August 7 (two filings covering Items 2.04 and 8.01), August 28, November 4, November 6, and December 16; and

•
The description of our common stock contained in our registration statements filed on Form 8-A under the Securities Exchange Act of 1934 including any amendments or reports filed for the purpose of updating that description.

We have incorporated by reference the Consolidated Financial Statements of LCA-Vision Inc. including the Auditor's Report by Ernst & Young LLP, from LCA-Vision Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013, by virtue of the fact that LCA-Vision Inc., was a "significant acquisition" of PhotoMedex. Such reference and incorporation by reference was made in PhotoMedex's Current Report on Form 8-K filed July 28, 2014, and that Form 8-K is incorporated by reference herein.
If you request, either orally or in writing, we will provide to you a copy of any or all documents which are incorporated by reference. We will provide these documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to: PhotoMedex, Inc., Attn: Michele Pupach, Corporate Counsel, 100 Lakeside Drive, Suite 100, Horsham, Pennsylvania 19044, (215) 619-3600. The documents are also available from our website at www.photomedex.com under Investor Relations, then SEC Filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by PhotoMedex, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee – Securities and Exchange Commission	$163
Legal fees and expenses	$30,400
Accounting fees and expenses	$16,000
Miscellaneous expenses	$1,000
Total Expenses	$47,563
Item 15. Indemnification of Officers and Directors.
The PhotoMedex articles of incorporation provide that PhotoMedex shall, to the fullest extent permitted by Nevada law, as amended from time to time, indemnify any director or officer of PhotoMedex and may, in the discretion of the board of directors, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of PhotoMedex, by reason of the fact that he or she is or was a director, officer, employee or agent of PhotoMedex, or is or was serving at the request of PhotoMedex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PhotoMedex, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such expenses incurred in defending such action, suit or proceeding shall be paid by PhotoMedex in advance of the final disposition, upon receipt of an undertaking on behalf of the person to repay such amounts if it is determined that he or she is not entitled to be indemnified by PhotoMedex as authorized thereby, provided that the board of directors shall not have determined that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interest of PhotoMedex, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. Such right of indemnification shall be a contract right which may be enforced in any manner enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as the rights under the articles of incorporation.

PhotoMedex has entered into indemnification agreements with each of its directors. The indemnification agreements require, among other things, that PhotoMedex indemnify its directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the PhotoMedex articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by PhotoMedex's board of directors or stockholders in the future.
PhotoMedex's directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, subject to certain limitations, and expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.
Item 16. Exhibits

Exhibit Number	DESCRIPTION
5.1	Opinion of Woodburn & Wedge.
23.1	Consent of Fahn Kanne & Co. Grant Thornton Israel
23.2	Consent of Ernst & Young LLP
23.3	Consent of Woodburn & Wedge (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)

Item 17. Undertakings.
The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of the Registration Statement.

(b)
That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Montgomery County, Commonwealth of Pennsylvania on January 9, 2015.
PHOTOMEDEX, INC.

By	/S/ DENNIS M. MCGRATH
Dennis M. McGrath President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
We, the undersigned officers and directors of PhotoMedex, Inc. hereby severally constitute and appoint Dolev Rafaeli and Dennis M. McGrath, each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable PhotoMedex, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DOLEV RAFAELI	Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2015
Dr. Dolev Rafaeli

/S/ DENNIS M. MCGRATH	President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	January 9, 2015
Dennis M. McGrath

/S/ CHRISTINA ALLGEIER	Chief Accounting Officer (Principal Accounting Officer)	January 9, 2015
Christina Allgeier

/S/ LEWIS C. PELL	Chairman of the Board of Directors	January 9, 2015
Lewis C. Pell

/S/ YOAV BEN-DROR	Vice Chairman of the Board of Directors	January 9, 2015
Dr. Yoav Ben-Dror

/S/ STEPHEN P. CONNELLY	Director	January 9, 2015
Stephen P. Connelly

/S/ JAMES W. SIGHT	Director	January 9, 2015
James W. Sight

/S/ TREVOR HARRIS	Director	January 9, 2015
Trevor Harris